UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12

Brookdale Senior Living Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:
(2)      Aggregate number of securities to which transaction applies:
(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)      Proposed maximum aggregate value of transaction:
(5)      Total fee paid:

☐      Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:

April 27, 2012

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2012 Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 12, 2012 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting.  On or about April 27, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our Proxy Statement and 2011 Annual Report over the Internet and vote online. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

All stockholders are cordially invited to attend the meeting.  Whether or not you expect to attend the meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and 2011 Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

FOR THE BOARD OF DIRECTORS OF
BROOKDALE SENIOR LIVING INC.

Wesley R. Edens
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2012:  This Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2011 are available on the Internet at www.proxyvote.com.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 12, 2012

To the Stockholders:

The 2012 Annual Meeting of Stockholders of Brookdale Senior Living Inc. will be held on Tuesday, June 12, 2012 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee, for the following purposes:

1.	to elect three Class III directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2012 fiscal year;

3.	to hold an advisory vote to approve named executive officer compensation; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 16, 2012 are entitled to notice of, and to vote at, the Annual Meeting, including any adjournments and postponements thereof. Our stock transfer books will remain open for the transfer of our common stock. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, for the ten days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By Order of the Board of Directors,

T. Andrew Smith
Executive Vice President, General Counsel and Secretary

Brentwood, Tennessee
April 27, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.  IN ADDITION TO VOTING IN PERSON, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET.  STOCKHOLDERS WHO RECEIVED A PAPER COPY OF THE PROXY STATEMENT AND 2011 ANNUAL REPORT BY MAIL MAY ALSO VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED.  NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
Section 16(a) Beneficial Ownership Reporting Compliance	38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
Policies and Procedures for Related Party Transactions	41

AUDIT COMMITTEE REPORT	43

PROPOSAL NUMBER TWO – RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
Proposed Independent Registered Public Accounting Firm	44
Audit Fees, Audit Related Fees, Tax Fees and All Other Fees	44
Audit Committee Pre-Approval Policies and Procedures	45

PROPOSAL NUMBER THREE – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION	46

Deadline for Submitting Stockholder Proposals	47
Other Matters	47
Additional Information	47

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON TUESDAY, JUNE 12, 2012

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brookdale Senior Living Inc., a Delaware corporation (“Brookdale,” the “Company,” “we,” “us” or “our”), for use at the 2012 Annual Meeting of Stockholders to be held on Tuesday, June 12, 2012, including any adjournments and postponements thereof (the “Annual Meeting”).

Date, Time and Place of the Annual Meeting

The 2012 Annual Meeting of Stockholders of Brookdale will be held on Tuesday, June 12, 2012 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee. Our main telephone number is (615) 221-2250.

Matters to be Considered at the Annual Meeting

The items of business scheduled to be considered and voted on at the Annual Meeting are:

1.	the election of three Class III directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2012 fiscal year; and

3.	an advisory vote to approve named executive officer compensation.

We may also consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the Securities and Exchange Commission (the “SEC”). We now furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders who will receive the proxy materials via the Internet will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice is being mailed on or about April 27, 2012.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The Notice will also provide instructions on how to vote over the Internet.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

The Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2011 are also available on the Company’s website at www.brookdaleliving.com/proxy.

Stockholders Entitled to Vote

As of April 16, 2012, there were outstanding and entitled to vote 121,197,671 shares of our common stock, par value $0.01 per share. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 16, 2012 are entitled to vote at the Annual Meeting, including any adjournments and postponements thereof. A stockholder list will be available for examination by our stockholders at the Annual Meeting and at the principal executive offices of the Company between 9:00 A.M. and 5:00 P.M., local time, during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

Quorum; Required Vote

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on April 16, 2012 will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (“broker non-votes”) for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of nominees to our Board of Directors, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the director if a quorum is present. For the ratification of the appointment of Ernst & Young LLP and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the shares of our common stock voting in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the matter.  Notwithstanding this vote standard, please be advised that Proposal Number Three (an advisory vote to approve named executive officer compensation) is advisory only and is not binding on the Company. Our Board of Directors will consider the outcome of the vote on this item in considering what action, if any, should be taken in response to the advisory vote by stockholders.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, the shares of common stock represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2012 fiscal year;

•
FOR the approval of the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables; and

•	in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With respect to the proposal to ratify the appointment of Ernst & Young LLP, abstentions from voting will have the same effect as voting against such matter.  With respect to the advisory vote to approve named executive officer compensation, abstentions from voting and broker non-votes will have the same effect as voting against such matter.

If you hold your shares in street name through a brokerage account, you should have received access to this proxy material from your bank, broker or other holder of record with instructions on how to instruct the holder of record to vote your shares.  If you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange

(“NYSE”). However, a broker cannot vote shares held in street name on matters designated as non-routine by the NYSE, unless the broker receives voting instructions from the street name holder. The proposal to ratify the appointment of Ernst & Young LLP is considered routine under NYSE rules. Each of the other items to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine under applicable NYSE rules. Accordingly, if you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal Number Two but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal Number Two in the discretion of your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

Voting

You may vote by any one of the following means:

•	on the Internet;

•	by telephone;

•	by mail; or

•	in person, at the Annual Meeting.

To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

To vote by telephone, registered shareholders should dial (800) 690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

•	by Internet: www.proxyvote.com

•	by phone: (800) 579-1639

•	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on June 11, 2012. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.  Submitting your vote by mail or via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.  For directions to the Annual Meeting, please contact our Investor Relations Department at (615) 221-2250.

Revocability of Proxy

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with our Secretary at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions.

Persons Making the Solicitation

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors of Brookdale. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2012 fiscal year; and

•
FOR the approval of the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

The first proposal is to elect three Class III directors to hold office for a term of three years and until their respective successors are duly elected and qualified.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors may determine by resolution adopted by a majority of the Board of Directors then in office the number of directors which constitute our Board of Directors. The number of directors is currently fixed at nine. Our Board of Directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2014, 2013 and 2012, respectively.

The Board of Directors has unanimously proposed Jeffrey R. Leeds, Mark J. Schulte and Dr. Samuel Waxman as nominees for re-election as Class III directors. If elected at the Annual Meeting, each of Messrs. Leeds and Schulte and Dr. Waxman will hold office until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board of Directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the election of Messrs. Leeds and Schulte and Dr. Waxman.

The Board of Directors recommends that you vote FOR the election of each of Messrs. Leeds and Schulte and Dr. Waxman to serve as directors until the 2015 annual meeting of stockholders and until their successors are duly elected and qualified.

Information Concerning Directors and Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees. See “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement for a description of securities beneficially owned by our directors, including the director nominees, as of April 16, 2012.

Name	Age	Position with Brookdale	Class
Wesley R. Edens	50	Chairman of the Board of Directors	Class I
Frank M. Bumstead	70	Director	Class I
Jackie M. Clegg	50	Director	Class II
Jeffrey R. Leeds	66	Director	Class III
Randal A. Nardone	56	Director	Class II
Mark J. Schulte	58	Director	Class III
James R. Seward	59	Director	Class II
W.E. Sheriff	69	Chief Executive Officer and Director	Class I
Dr. Samuel Waxman	75	Director	Class III

Wesley R. Edens has served as Chairman of our Board of Directors since August 2005. Mr. Edens is a principal and has been Co-Chairman of the Board of Directors of Fortress Investment Group LLC (“Fortress”) since August 2009.  He has been a member of the Board of Directors of Fortress since November 2006 and has been a member of the Management Committee of Fortress since co-founding Fortress in 1998. Mr. Edens is responsible for Fortress’ private equity and publicly traded alternative investment businesses. Prior to co-founding Fortress in 1998, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund.  In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.  Mr. Edens is chairman of the board of directors of each of Aircastle Limited, GateHouse Media, Inc., Newcastle Investment Corp. and RailAmerica Inc. and is a director of each of GAGFAH S.A., Penn National Gaming Inc., Springleaf Finance Corporation, Springleaf Finance Inc. and Whistler Blackcomb Holdings Inc.  Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and chairman of its board of directors from October 2002 to January 2007.  He also previously served on the boards of the following publicly traded company and registered investment companies:  Crown Castle Investment Corp.; Eurocastle Investment Limited; Fortress Brookdale Investment Fund LLC; Fortress Pinnacle Investment Fund;

Fortress Investment Trust II; and RIC Coinvestment Fund LP.  Mr. Edens’ extensive private equity experience and knowledge of business and finance led to the conclusion that he should serve as a member of our Board of Directors.

Frank M. Bumstead became a member of our Board of Directors in August 2006. Prior to our acquisition of American Retirement Corporation, or ARC, Mr. Bumstead served as the Lead Director of ARC. Mr. Bumstead had been a member of the Board of Directors of ARC for 11 years. Since 1989, Mr. Bumstead has been President or Chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters and producers in the music industry. From 1993 to December 1998, Mr. Bumstead also served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead is a director of Syntroleum Corporation.  Mr. Bumstead’s experience in business management and as a director of several public companies, along with his knowledge of the senior housing industry (through his prior service as a director of ARC), led to the conclusion that he should serve as a member of our Board of Directors.

Jackie M. Clegg became a member of our Board of Directors in November 2005. Ms. Clegg has served as the Managing Partner of the strategic consulting firm Clegg International Consultants, LLC since August 2001. Prior to that, from June 1997 through July 2001, Ms. Clegg was Vice Chair of the Board of Directors, First Vice President and for a time Chief Operating Officer of the Export-Import Bank of the United States, the official export credit institution of the United States government. Ms. Clegg currently serves as a director and as an Audit Committee member of CME Group Inc., the parent company of the Chicago Mercantile Exchange, and Cardiome Pharma Corp.  Ms. Clegg also previously served on the Board of Directors of Javelin Pharmaceuticals, Inc. and Blockbuster Inc. and as Chair of the Audit Committees of the Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc.  She has also chaired numerous special committees for mergers, acquisitions and financing transactions.  Ms. Clegg’s experience in the public sector and as a director of numerous public companies (including her service as chairman of the foregoing special committees) led to the conclusion that she should serve as a member of our Board of Directors.

Jeffrey R. Leeds became a member of our Board of Directors in November 2005. Mr. Leeds retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, in which capacities he served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. He joined GreenPoint after 14 years with Chemical Bank, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist. Mr. Leeds serves as a director and Audit Committee member of United Western Bancorp.  He also previously served as a director and chaired the Audit Committee of Och-Ziff Capital Management Group LLC. Mr. Leeds’ experience as an executive and principal financial officer, along with his extensive financial industry expertise, led to the conclusion that he should serve as a member of our Board of Directors.

Randal A. Nardone became a member of our Board of Directors in January 2011.  Mr. Nardone is a principal and has been a member of the Board of Directors of Fortress since November 2006.  He has been a member of the Management Committee of Fortress since 1998.  He has served as interim Chief Executive Officer of Fortress since December 2011.  Prior to co-founding Fortress in 1998, Mr. Nardone was a managing director of UBS from May 1997 to May 1998. Before joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood.  Mr. Nardone is a director of Alea Group Holdings (Bermuda) Ltd., Eurocastle Investment Limited, GAGFAH S.A., Springleaf Finance Corporation and Springleaf Finance Inc. He previously served as a member of the board of FRIT PINN LLC. Mr. Nardone’s extensive credit, private equity finance and management expertise, experience as an officer and director of public companies and extensive knowledge of our Company and the senior housing industry led to the conclusion that he should serve as a member of our Board of Directors.

Mark J. Schulte became a member of our Board of Directors in February 2008.  Mr. Schulte served as our Co-Chief Executive Officer from July 2006 until February 2008. He previously served as our Chief Executive Officer from August 2005 until July 2006. Mr. Schulte also previously served as Chief Executive Officer and as a member of the Board of Directors of Brookdale Living Communities, Inc., or BLC, since 1997, and was also Chairman of the Board of BLC from September 2001 to June 2005. From January 1991 to May 1997, he was employed by BLC’s predecessor company, The Prime Group, Inc., in its Senior Housing Division, most recently serving as its Executive Vice President, with primary responsibility for overseeing all aspects of Prime’s Senior Housing Division. He is a former Chairman of the American Seniors Housing Association, or ASHA. Mr. Schulte is licensed to practice law in the State of New York.  Mr. Schulte’s extensive knowledge of the senior housing industry and his prior experience as a principal executive officer led to the conclusion that he should serve as a member of our Board of Directors.

James R. Seward became a member of our Board of Directors in November 2008. Since 2000, Mr. Seward has been a private investor. Previously, Mr. Seward was Chief Executive Officer and President of SLH Corporation and Chief Financial Officer of Seafield Capital Corporation, both of which were publicly-traded investment holding companies.  Mr. Seward, a Chartered Financial Analyst, currently serves on the board of directors of Syntroleum Corporation, a synthetic and renewable fuels processor, and is Chairman of the Board of Trustees of RBC Funds, a registered investment company.  He previously served as a director of ARC and LabOne.  Mr. Seward’s experience and credentials in investing and finance, along with his knowledge of both the senior housing industry (through his prior service as a director of ARC) and the health care industry (through his prior service as a director of LabOne), led to the conclusion that he should serve as a member of our Board of Directors.

W.E. Sheriff has served as our Chief Executive Officer since February 2008 and as a member of our Board of Directors since January 2010.  He previously served as our Co-Chief Executive Officer from July 2006 until February 2008. Previously, Mr. Sheriff served as Chairman and Chief Executive Officer of ARC and its predecessors since April 1984 and as its President since November 2003. From 1973 to 1984, Mr. Sheriff served in various capacities for Ryder System, Inc., including as President and Chief Executive Officer of its Truckstops of America division. Mr. Sheriff also serves on the boards of various educational and charitable organizations and in varying capacities with several trade organizations.  Mr. Sheriff’s extensive knowledge of the senior housing industry and his experience as our Chief Executive Officer and as the Chairman and Chief Executive Officer of ARC led to the conclusion that he should serve as a member of our Board of Directors.

Dr. Samuel Waxman became a member of our Board of Directors in November 2005. Since 1983, Dr. Waxman has served as a professor at Mount Sinai School of Medicine where he directs a multidisciplinary cancer research laboratory and currently serves as the Distinguished Service Professor. In addition, since July 1980, Dr. Waxman has served as the Founder and Scientific Director of the Samuel Waxman Cancer Research Foundation, which supports an international program of collaborative scientists. He is also the president of Samuel Waxman M.D. P.C. Dr. Waxman earned his M.D. Summa Cum Laude from Downstate Medical Center of the State University of New York and completed all clinical and research training at Mount Sinai Hospital in New York.  Dr. Waxman’s experience in, and knowledge of, health care and the health care industry led to the conclusion that he should serve as a member of our Board of Directors.  Due to Dr. Waxman’s extensive knowledge and experience in the health care industry and with the Company and in recognition of his valuable contributions as a member of the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors deemed it in the best interests of the Company and its stockholders to waive the Company’s retirement age of 75 for members of the Board of Directors with respect to Dr. Waxman and nominate him for re-election to the Board of Directors at the Annual Meeting.

Legal Proceedings Involving Directors, Officers or Affiliates

There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence

Our Board of Directors has affirmatively determined that Ms. Clegg, Messrs. Bumstead, Leeds, Schulte and Seward and Dr. Waxman are “independent” under Section 303A.02(b) of the New York Stock Exchange, or NYSE, listing standards because none of them had a material relationship with Brookdale. In making these determinations, our Board of Directors considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

The NYSE rules require that the Board of Directors consist of a majority of “independent directors” and that the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board of Directors consist entirely of “independent directors.” Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board of Directors, and a director of Brookdale only qualifies as “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Brookdale (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brookdale). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•
A director who is an employee, or whose immediate family member is an executive officer, of Brookdale (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•
A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Brookdale (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Brookdale; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who personally works on Brookdale’s audit; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Brookdale’s audit within that time;

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Brookdale’s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Brookdale for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership of a significant amount of Brookdale’s stock, by itself, does not constitute a material relationship.

The Board of Directors has not established additional guidelines to assist it in determining whether a director has a material relationship with Brookdale under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board of Directors, when assessing the materiality of a director’s relationship with Brookdale, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

There were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by our Board of Directors in making the required independence determinations.  None of the directors or nominees that were deemed independent had any relationship with us (other than as a director or stockholder).

Compensation of Directors

Under the compensation program for the members of our Board of Directors, each non-affiliated director receives an annual cash retainer of $100,000.  Any director serving as Lead Outside Director receives an additional annual cash retainer of $20,000, the Chair of the Audit Committee receives an additional annual cash retainer of $15,000 and the chairs of any other committees of the Board each receive an additional annual cash retainer of $10,000.  Each Board and committee member also receives a $1,500 cash meeting fee for each Board and committee meeting that he or she attends (whether he or she attends in person or telephonically).  All cash amounts are payable quarterly in arrears, with payments to be made on April 1, July 1, October 1 and January 1.  Affiliated directors are not separately compensated by us.

Under the compensation program, each director also has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of their quarterly cash compensation.  Any immediately vested shares or restricted stock units are issued at the same time that cash payments are made.  The number of shares or restricted stock units to be issued is based on the closing price of the Company’s common stock on the date of issuance (i.e., April 1, July 1, October 1 and January 1), or if such date is not a trading date, on the previous trading day’s closing price.  Fractional amounts are to be paid in cash.  Each restricted stock unit will be payable in the form of one share of the Company’s common stock following the director’s termination of service as a member of the Company’s Board of Directors.

Each director of the Company who is not (i) an officer or employee of the Company or of any of its parents or subsidiaries or (ii) the beneficial owner, whether directly or indirectly, of ten percent or more of our common stock (an “eligible director”) is also eligible to receive additional stock grants under our Omnibus Stock Incentive Plan.  In addition, each of our independent directors (other than Mr. Schulte) received grants of time-based restricted stock under our Omnibus Stock Incentive Plan promptly following their initial election to the Board.

On February 7, 2008, we entered into a Separation Agreement and General Release with Mr. Schulte, pursuant to which Mr. Schulte resigned in his capacity as Co-Chief Executive Officer of the Company effective February 7, 2008.  Pursuant to the Separation Agreement, we agreed that, subject to certain conditions, all 223,274 unvested shares of restricted stock previously granted to him under the terms of the Company’s Omnibus Stock Incentive Plan or any predecessor plan would become fully vested on March 3, 2008.  Mr. Schulte agreed not to transfer any of the newly vested shares, except to the extent required to pay taxes with respect to such vesting, before March 3, 2009.  In addition, we agreed to provide, at our expense, continued group health plan coverage for Mr. Schulte and his dependents for so long as he serves as a non-employee director.

Under the terms of the Separation Agreement, Mr. Schulte reaffirmed the various restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality previously made by him in connection with his restricted stock award agreements.  These restrictive covenants will continue to apply until the longer of the periods specified in such award agreements or the period ending nine months after the date he is no longer serving us as either an employee or as a member of our Board of Directors.

The following table sets forth certain summary information for the year ended December 31, 2011 with respect to the compensation awarded to, earned by, or paid to our directors (other than Mr. Sheriff).  Information regarding compensation awarded to, earned by, or paid to Mr. Sheriff is included in “Compensation of Executive Officers” below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)(3)	All Other Compensation ($) (4)	Total ($)
Wesley R. Edens (5)	-		-	-	-
Frank M. Bumstead	138,500		-	-	138,500
Jackie M. Clegg	141,500		-	-	141,500
Tobia Ippolito (5)(6)	-		-	-	-
Jeffrey R. Leeds	152,500	(7)	-	-	152,500
Randal A. Nardone (5)(8)	-		-	-	-
Mark J. Schulte	121,000		-	24,702	145,702
James R. Seward	124,000		-	-	124,000
Dr. Samuel Waxman	130,000		-	-	130,000

(1)
The grant date fair value of each equity award granted during 2011 (which represents the immediately vested shares issued to Messrs. Leeds and Seward in lieu of a portion of their cash compensation for 2010 and 2011), computed in accordance with FASB ASC Topic 718, is as follows:

Name	Date of Grant	Number of Shares of Stock Granted (#)	Grant Date Fair Value of Stock Awards ($)
Mr. Leeds	01/01/2011	352	7,536
	04/01/2011	259	7,247
	07/01/2011	306	7,528
	10/01/2011	625	7,838
Mr. Seward	01/01/2011	688	14,730

(2)	None of the directors (other than Mr. Sheriff) held any unvested stock awards as of December 31, 2011.
(3)
See Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a summary of the assumptions made in the valuation of restricted stock awards.

(4)	Represents the amount of premiums paid by the Company for continued group health plan coverage for Mr. Schulte and his dependents.
(5)	Messrs. Edens, Ippolito and Nardone, as affiliated directors, do not receive compensation from us for service as members of the Board of Directors.
(6)	Mr. Ippolito resigned as a member of our Board of Directors effective January 26, 2011.
(7)
Mr. Leeds elected to receive $30,456 of this amount in the form of immediately vested shares.  See Footnote 1 for the number of shares granted to Mr. Leeds during 2011 and the grant date fair value of each such award.  In addition, Mr. Leeds received 451 shares (with a grant date fair value of $7,843) on January 1, 2012 (representing shares received in lieu of a portion of his cash compensation for the fourth quarter of 2011).

(8)	Mr. Nardone became a member of our Board of Directors effective January 27, 2011.

Meetings of the Board of Directors

The Board of Directors met ten times in 2011.  Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2011, except for Mr. Edens.  Mr. Edens was unable to attend certain meetings due to scheduling conflicts, but reviewed the advance materials and his views were represented at the meetings by Mr. Nardone.

Executive sessions of “non-management” directors, as defined under the rules of the NYSE, are required to be held regularly. Any non-management director can request that additional executive sessions be scheduled.  Our non-management directors have not elected a director to serve as Lead Outside Director.  Until such time as a Lead Outside Director is elected, at the beginning of each executive session, the non-management directors will designate a director to preside at that session.

Brookdale does not require directors to attend the annual stockholders’ meetings, although they are invited and encouraged to attend.  Eight of the then-incumbent members of the Board of Directors attended the 2011 annual meeting of stockholders.

 Committees of the Board of Directors

Brookdale has established four separate standing committees of its Board of Directors: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee’s functions include:

•
reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•
reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

•
having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm; and

•	reviewing our risk management processes.

The Audit Committee is currently chaired by Mr. Leeds and also consists of Messrs. Schulte and Seward and Ms. Clegg. All four current members are “independent” directors as defined under NYSE rules and under section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Leeds is an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies.  In 2011, the Audit Committee held five meetings.  The report of the Audit Committee is included on page 43.

The Board of Directors has adopted a written charter for the Audit Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

Compensation Committee

The Compensation Committee’s functions include:

•	reviewing and approving the restricted stock and other equity-related grants for our directors, officers, key employees and consultants;

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, and determining the Chief Executive Officer’s and other executive officers’ compensation based on that evaluation;

•	recommending to the Board of Directors the compensation of our non-employee directors; and

•	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan and Associate Stock Purchase Plan.

The Compensation Committee is currently chaired by Mr. Bumstead and also consists of Mr. Leeds and Dr. Waxman. All three current members are “independent” directors as defined under the NYSE rules. In 2011, the Compensation Committee held seven meetings.  The report of the Compensation Committee is included on page 35.

The Board of Directors has adopted a written charter for the Compensation Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

Investment Committee

The Investment Committee reviews and approves (or recommends that the Board approve, as applicable) certain investments and proposed transactions on behalf of the Board of Directors and performs such other responsibilities as may be delegated to it by the Board of Directors from time to time.  The Investment Committee is currently chaired by Mr. Seward and also consists of Messrs. Bumstead and Schulte.  Mr. Ippolito served as a member of the Investment Committee until his resignation on January 26, 2011 and Mr. Edens served as chair and as a member of the Investment Committee until April 10, 2012.  The Investment Committee held two meetings during 2011.

The Board of Directors has adopted a written charter for the Investment Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:

•
reviewing the performance of the Board of Directors and incumbent directors and making recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;

•	advising the Board of Directors with respect to the corporate governance principles applicable to Brookdale; and

•	overseeing the evaluation of the Board of Directors and Brookdale’s management.

The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Messrs. Schulte and Leeds and Dr. Waxman. All four members are “independent” directors as defined under the NYSE rules. In 2011, the Nominating and Corporate Governance Committee held seven meetings.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate and necessary characteristics, skills and experience of the Board of Directors, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board of Directors in making its decisions as to prospective candidates to the Board of Directors. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Brookdale’s business, professional and personal ethics, and educational and professional background. The committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale’s business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates.

In addition, our Corporate Governance Guidelines currently provide that the Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds, experience, gender and race. While the Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Committee considers in identifying director nominees.  To that end, the Committee’s charter currently provides that, among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board.  The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The Committee considers diversity in its selection of nominees, utilizing a broad meaning to include not only factors such as race and gender, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals.

Each of the nominees for election as director at the Annual Meeting as described in this proxy statement, Messrs. Leeds and Schulte and Dr. Waxman, are presently directors of Brookdale and thus are standing for re-election at the Annual Meeting.  The Nominating and Corporate Governance Committee unanimously recommended that the Board of Directors nominate each of the nominees for re-election at the Annual Meeting.

While the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Amended and Restated Bylaws which permit stockholders to submit recommendations for director candidates. The Board of Directors believes that it is appropriate for Brookdale not to have a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in the Amended and Restated Bylaws, as described below.

A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Brookdale (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, the notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person’s name, age, business and residence address, the person’s principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must also include any other information relating to the stockholder or to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Chairman of the Board of Directors determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

A person must own shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above for the nomination to be valid under the Amended and Restated Bylaws. Stockholders should submit the notice described above to “Brookdale Senior Living Inc. Nominating and Corporate Governance Committee” c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors.

Corporate Governance

The role of our Board of Directors is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board of Directors has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board of Directors is informed regarding Brookdale’s activities and periodically reviews, and advises management with respect to, Brookdale’s annual operating plans and strategic initiatives.

The Board of Directors has adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive and Senior Financial Officers to help ensure that Brookdale abides by applicable corporate governance standards. These guidelines and codes are available on the “Investor Relations” section of our website, www.brookdaleliving.com.  Any amendment to, or waiver from, a provision of such codes of ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, will be posted on our website.

Board Leadership Structure

Our Corporate Governance Guidelines do not require the separation of the positions of Chairman of the Board and Chief Executive Officer and provide that the Board is free to choose its Chairman in any way that it deems best for the Company at any given time.  However, since the date of our formation, the Board has separated the positions of Chairman and Chief Executive Officer in the belief that this structure improves management’s accountability to the Board.  Mr. Edens currently serves as Chairman of the Board and Mr. Sheriff serves as Chief Executive Officer.  As noted above, our non-management directors have not elected a director to serve as Lead Outside Director.

Risk Oversight

The business of the Company is managed with the oversight of the Board. As contemplated by the NYSE listing standards and as reflected in the charter of the Audit Committee, the Board has delegated to the Audit Committee the responsibility to discuss guidelines and policies governing the process by which our senior management and the relevant departments of the Company (including our Internal Audit Department) assess and manage our exposure to risk.  To that end, the Audit Committee regularly reviews our processes for risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures.  In addition, our Board of Directors regularly receives reports from management regarding our risk exposures and monitors our risk management activities.

Communications from Stockholders

The Board of Directors has in place a process for security holders to send communications to the Board of Directors. Specifically, the Board of Directors will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of Brookdale’s General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.

Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders who wish to contact any other non-management director, including the Lead Outside Director (to the extent a Lead Outside Director is subsequently elected) or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to “Any Non-Management Director”), c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) administers the Company’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, administer our Omnibus Stock Incentive Plan and Associate Stock Purchase Plan, review and approve corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, perform an annual evaluation of the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, perform an annual review of executive compensation plans, and annually review and approve all decisions regarding the compensation of executive officers. In addition, the Committee is responsible for annually evaluating the appropriate level of compensation for non-employee directors.  The Committee’s charter reflects these responsibilities and provides that the Committee and the Board of Directors will periodically review and, if appropriate, revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year and also takes action by written consent. The Committee Chairman reports on Committee actions and recommendations to the Board of Directors. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist it and to delegate authority to subcommittees as it deems appropriate.

During late 2010 and 2011, the Committee utilized the services of Chernoff Diamond & Co., LLC, a third-party compensation consultant, to conduct a review of our executive officer compensation programs.  During mid-2011, the Committee also engaged Chernoff Diamond to review the proposed terms of the long-term incentive awards to be granted to the Company’s executive officers in 2011.  The Committee may elect in the future to expand the scope of the engagement of Chernoff Diamond or to retain another compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans and programs.

Certain of our executive officers, including our Chief Executive Officer, participate in Committee meetings (excluding executive sessions of the Committee) and assist the Committee in fulfilling its responsibilities regarding executive and director compensation.  In that regard, our executive officers may provide information to the Committee and make recommendations to the Committee regarding compensation programs and levels (including recommendations regarding proposed equity grants).  Our Chief Executive Officer typically recommends to the Committee any changes in the compensation of our other executive officers.  Nevertheless, the Committee retains the ultimate authority and responsibility for determining the form and amount of executive compensation.  The Committee recommends to the full Board of Directors the form and amount of director compensation.

Throughout this proxy statement, we refer to W.E. Sheriff, our Chief Executive Officer, Mark W. Ohlendorf, our Co-President and Chief Financial Officer, John P. Rijos, our Co-President and Chief Operating Officer, T. Andrew Smith, our Executive Vice President, General Counsel and Secretary, Bryan D. Richardson, our Executive Vice President and Chief Administrative Officer, and Thilo D. Best, our former Executive Vice President and Chief Investment Officer, as our “named executive officers”.

Executive Officer Compensation Philosophy

Because we believe that our executive officers are vital to our long-term success, we strive to ensure that our executive officer compensation programs are effective in rewarding performance, retaining key executives responsible for the success of the Company and, when applicable, attracting new executives. To accomplish this objective, the Company intends to provide compensation that is:

•	Competitive Externally,

•	Fair Internally, and

•	Based upon Performance.

We have structured our executive compensation programs so that each executive receives a base salary, short-term cash incentive compensation and long-term incentive compensation. We believe that an executive’s total annual cash compensation should vary with the Company’s and the individual’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation that is awarded should be closely aligned with our stockholders’ interests. Thus, long-term incentive compensation should be generally comprised of equity-based awards, the value of which cannot be realized immediately and depends upon the long-term performance of the Company.

2011 Named Executive Officer Compensation

During late 2010, the Committee engaged Chernoff Diamond to conduct a thorough review of our executive officer compensation program, in order to assist the Committee in establishing the Company’s 2011 executive officer compensation program.  The consultant completed a market study of the levels, structure and mix of the various elements of compensation provided to executives in similarly-titled roles at comparable companies.

The consultant utilized data from the following peer group companies in preparing its report and recommendations:  Amedisys, Inc., Assisted Living Concepts, Centene Corporation, Chemed Corporation, Diamondrock Hospitality, Emeritus Corporation, The Ensign Group, Five Star Quality Care, Inc., Gentiva Health Services, Inc., Health Care REIT, Inc., Health Management Assoc., HealthSouth Corporation, Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Lincare Holdings, Inc., Magellan Health Services, MEDNAX, National HealthCare Corporation, Nationwide Health Properties, Inc., Psychiatric Solutions, Inc., RehabCare Group, Inc., Sun Healthcare Group, Inc., Sunrise Senior Living, Inc., Ventas, Inc. and Wyndham Worldwide.  Although the Committee did not utilize the information from the consultant’s report to benchmark formally any elements or levels of our named executive officers’ compensation, it did generally compare the levels of total compensation and individual elements of compensation provided to the Company’s executive officers to the median and 75th percentile levels of compensation provided to executives in similarly-titled roles at the peer companies.  Following completion of Chernoff Diamond’s executive compensation review, the Committee indicated that, while it did not want to formally benchmark its target market position to any particular quartile or percentile, the Committee’s objective should generally be to target executive compensation in the 50th to 75th percentile, particularly in light of the complexity of the organization and the size of the Company relative to the peer group.

As a result of the Committee’s review of the consultant’s report, its discussions with management and its own deliberations, the Committee determined to modify certain elements of the compensation program for our named executive officers from the program that was in effect during 2010.  First, the Committee added an additional performance measure to the annual cash incentive bonus program.  The measure is based on year-over-year growth of same community senior housing net operating income (“NOI”).  Second, with respect to the individual objectives portion of the named executive officer cash incentive bonus program, the Committee elected to utilize annual objectives rather than semi-annual objectives for 2011.  Finally, the Committee decided to re-institute the use of performance-based restricted shares for a portion of the long-term incentive compensation element of the Company’s executive officer compensation program.

Other than with respect to Mr. Richardson, the Committee did not alter the annual salary or total annual cash incentive bonus opportunity for the named executive officers for 2011 from what had been in effect for 2010.  However, the Committee did approve an increase in Mr. Richardson’s base salary to $350,000 per year, effective retroactively to January 1, and a corresponding increase in his 2011 annual cash incentive target award levels, as described below.

For 2011, the total annual compensation for the Company’s named executive officers consisted of base salary, an annual performance-based cash incentive opportunity based on Company and (for each named executive officer other than Mr. Sheriff) individual performance objectives and long-term incentive compensation in the form of time-based and performance-based restricted stock awards, as described below:

•	Base Salary

The Committee believes that, in order to attract and retain our key executives, it is appropriate to provide a base salary that is both competitive externally and fair internally.  Once base salary is fixed, it does not generally depend on the Company’s performance; however, subject to any applicable employment agreement provisions, it remains adjustable, based on individual performance.

•	Annual Cash Incentive Opportunity

The purpose of annual performance-based compensation is to motivate and reward executives for their contributions to the Company’s performance for the applicable year by providing them with the opportunity to receive an annual cash bonus based on the achievement of performance objectives.  For 2011, each named executive officer had the opportunity to receive an annual cash bonus dependent on the level of achievement of performance goals based on the Company’s Cash From Facility Operations (“CFFO”) per share and year-over-year same community senior housing NOI growth.  In addition, for each of the named executive officers other than Mr. Sheriff, a portion of the annual cash incentive bonus opportunity was dependent on the level of achievement of individual performance objectives.

•	Long-term Incentive Compensation

The purpose of long-term incentive compensation is to align an executive’s long-term goals with those of our stockholders.  For 2011, the Committee used time-based and performance-based restricted stock as the forms of long-term incentive compensation awarded to our executives.  The Committee believes that the use of restricted stock is particularly helpful in the retention of key executives and appropriately aligns the interests of our executives with the interests of our stockholders.  We have never granted stock options to our employees or executives.  Additionally, as a retention tool, restricted stock retains some value to the employee irrespective of any movement in stock price. This encourages employees to remain with the Company during the restricted period and to continue to work to achieve the Company’s long-term goals for growth and profitability.

2011 Base Salaries

The annual base salaries for our named executive officers for fiscal 2011 are set forth below:

Name	Annual Base Salary
W.E. Sheriff	$600,000
Mark W. Ohlendorf	$480,000
John P. Rijos	$480,000
T. Andrew Smith	$480,000
Bryan D. Richardson	$350,000
Thilo D. Best	$400,000

None of the named executive officers (other than Mr. Richardson) received an increase in base salary for 2011.  As noted above, the Committee increased Mr. Richardson’s base salary to $350,000 from $260,000 effective retroactive to January 1, 2011.  Mr. Best’s base salary was established in connection with his employment as Executive Vice President and Chief Investment Officer on September 1, 2011.

2011 Annual Cash Incentive Opportunity

As noted above, each named executive officer was eligible to receive a cash bonus opportunity for 2011 based on Company (and for each named executive officer other than Mr. Sheriff) individual performance.  The total annual cash incentive opportunity for each named executive officer was equal to 100% of his annual base salary (which was to have been pro-rated in the case of Mr. Best).  The 2011 target bonus amounts for the named executive officers are set forth below:

Name	2011 Target CFFO Bonus Opportunity	2011 Target Same Community NOI Growth Bonus Opportunity	2011 Target Individual Objectives Bonus Opportunity	Total 2011 Target Bonus Opportunity
W.E. Sheriff	$540,000	$60,000	-	$600,000
Mark W. Ohlendorf	$272,000	$48,000	$160,000	$480,000
John P. Rijos	$272,000	$48,000	$160,000	$480,000

T. Andrew Smith	$272,000	$48,000	$160,000	$480,000
Bryan D. Richardson	$195,000	$35,000	$120,000	$350,000
Thilo D. Best	$75,555(1)	$13,333(1)	$44,444(1)	$133,332(1)

(1)
Pro-rated amount based on Mr. Best’s initial employment date of September 1, 2011.  The total annualized CFFO bonus opportunity for Mr. Best was $226,667 and the total annualized same community NOI growth bonus opportunity for Mr. Best was $40,000.  The total annualized individual objectives bonus opportunity for Mr. Best was $133,333.  The total annualized bonus opportunity for Mr. Best was $400,000.

The Company performance portions of the cash bonus opportunity were to be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee based on the Company’s budgeted CFFO per share for 2011 and year-over-year same community senior housing NOI growth.

The targeted level of CFFO performance under the bonus program was CFFO per share of $2.40 for fiscal 2011, which was consistent with the Company’s internal business plan.  Achievement of the targeted level of performance would have required significant growth in CFFO per share over the Company’s actual 2010 CFFO results and management therefore viewed the performance targets to be challenging.  For purposes of our 2011 bonus programs, the CFFO per share performance targets were defined as the Company’s publicly-reported CFFO per share (as adjusted for integration and transaction-related costs).

  Achievement of the minimum threshold level of CFFO performance under the bonus plan would have resulted in 20% of this portion of the award being funded. Achievement of the targeted level of CFFO performance would have resulted in 100% of this portion of the award being funded.  Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity.  In order to ensure that amounts paid under the program could qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, the maximum award that any named executive officer could receive with respect to 2011 performance under the 2011 annual cash incentive bonus program was $2,000,000.

The actual percentage of the CFFO bonus opportunity set forth above that each named executive officer would have been eligible to receive was determined as follows:

CFFO per Share Targets	Percentage of Target CFFO Bonus Opportunity Awarded
$2.88	200%
$2.57	150%
$2.40	100%
$2.17	20%
Below $2.17	0%

Bonus opportunity percentages were to be pro-rated between the steps set forth above.

The targeted level of same community senior housing NOI growth was year-over-year growth of 6.20% for 2011.  For purposes of the bonus plan, the actual level of NOI growth was to be measured using a specified subset of the Company’s communities (which was intended to exclude the effect of recent acquisitions and dispositions).  Achievement of the minimum threshold level of same community NOI growth performance under the bonus plan would have resulted in 20% of this portion of the award being funded. Achievement of the targeted level of performance would have resulted in 100% of this portion of the award being funded.  Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity.  As noted above, the maximum award that any named executive officer could receive with respect to 2011 performance under the 2011 annual cash incentive bonus program was $2,000,000.

The actual percentage of the same community senior housing NOI growth bonus opportunity set forth above that each named executive officer would have been eligible to receive was determined as follows:

Same Community NOI Growth Targets	Percentage of Target Same Community NOI Growth Opportunity Awarded
8.06%	200%
6.82%	150%
6.20%	100%
5.58%	20%
Below 5.58%	0%

Bonus opportunity percentages were to be pro-rated between the steps set forth above.

The individual objectives bonus opportunity was to be payable following the end of the fiscal year, dependent on the level of achievement of certain objectives established for each individual for 2011.  The objectives were established by the Company’s Chief Executive Officer and approved by the Committee at the beginning of the performance period.  The individual objectives contained both subjective and objective elements and, therefore, the determination of the level of achievement of the goals was, in part, subjective. These individual objectives were intended to create near-term focus by each executive on key strategic initiatives supporting the Company’s business plan.  It was intended that the objectives would be reasonably achievable, but they would require significant additional efforts on behalf of each of the executives, and the individual objectives bonuses were therefore at risk.  The level of achievement of the individual objectives was to be determined by the Committee promptly following the end of the fiscal year upon the recommendation of Mr. Sheriff.  Achievement of the targeted level of performance would have resulted in 100% of the award being funded, which represented the maximum individual objectives bonus opportunity for each executive.

For 2011, Mr. Ohlendorf’s objectives related to the continued implementation of a personal executive development plan, the development and implementation of an updated quality and compliance program, the implementation of various strategic systems initiatives, the implementation of additional improvements to the Company’s centralized skilled nursing billing systems, the continued development of a framework for monitoring certain key performance indicators, and the development of a long range corporate resource plan.  Each of these objectives was chosen based on Mr. Ohlendorf’s role as the Company’s principal financial and accounting officer (including his role in oversight of the Company’s information technology team).

For 2011, Mr. Rijos’ objectives related to the achievement of the budgeted level of revenue growth, the continued development and refinement of the Company’s pricing management processes, the development of an updated corporate website, and the achievement of various strategic marketing and branding goals.  Each of these objectives was chosen based on Mr. Rijos’ role as the Company’s principal operating officer (including his role in oversight of the Company’s operations, sales and marketing, clinical and dining services teams).

For 2011, Mr. Smith’s objectives related to the continued implementation of a personal executive development plan, the implementation of a plan with respect to asset repositionings, Program Max activities and asset dispositions, the analysis and completion of certain acquisition and financing transactions, and the development and implementation of an updated quality and compliance program.  Each of these objectives was chosen based on Mr. Smith’s role in oversight of the Company’s corporate development team and corporate finance activities and in his role as General Counsel.

For 2011, Mr. Richardson’s objectives related to the development and implementation of an updated quality and compliance program, the implementation of various strategic systems initiatives, the implementation of a plan with respect to asset repositionings and other Program Max activities, the development and implementation of an electronic medical records initiative, the development of a more defined program for the integration of newly-acquired communities, and the development of a long range corporate resource plan.  Each of these objectives was chosen based on Mr. Richardson’s role as Chief Administrative Officer (including his role in oversight of the Company’s integration, information technology, human resources, asset management and internal audit teams).

2011 Annual Cash Incentive Results

The Company achieved CFFO per share of $2.11 for 2011 (as shown in the calculation below and as adjusted for integration and transaction-related costs).  Accordingly, the Committee determined that none of the named executive officers was eligible for a bonus payment based on the Company’s CFFO performance, as the Company had achieved below the threshold level of performance under the bonus plan.

The table below shows the reconciliation of net cash provided by operating activities to CFFO for the year ended December 31, 2011 and each of the quarters therein.  CFFO is a measurement of liquidity that is not calculated in accordance with generally accepted accounting principles, or GAAP, and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  Annual CFFO per share is calculated as the sum of the quarterly amounts for the year.  See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for additional information regarding how we define and use CFFO and the limitations on the use of this non-GAAP financial measure.

	Three Months Ended				Year Ended
(in thousands, except per share data)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Net cash provided by operating activities	$92,666	$64,686	$54,650	$56,425	$268,427
Changes in operating assets and liabilities	(20,387)	11,139	16,617	13,545	20,914
Refundable entrance fees received	6,080	5,310	7,204	11,017	29,611
First generation entrance fees received	(2,729)	(2,155)	(2,293)	(5,440)	(12,617)
Entrance fee refunds disbursed	(4,930)	(6,481)	(5,475)	(8,107)	(24,993)
Recurring capital expenditures, net	(7,057)	(9,268)	(8,675)	(8,661)	(33,661)
Lease financing debt amortization with fair market value or no purchase options	(2,533)	(2,587)	(2,645)	(2,700)	(10,465)
Distributions from unconsolidated ventures from cumulative share of net earnings	-	-	-	(582)	(582)
Cash From Facility Operations from unconsolidated ventures	641	661	738	1,249	3,289
Reported Cash From Facility Operations	$61,751	$61,305	$60,121	$56,746	$239,923
Add: integration and transaction-related costs	-	894	5,468	8,026	14,388
Adjusted Cash From Facility Operations	$61,751	$62,199	$65,589	$64,772	$254,311

Weighted Average Shares	120,792	121,280	121,616	120,951
CFFO per share	$0.51	$0.51	$0.49	$0.47	$1.98
Add: integration and transaction-related costs	-	0.01	0.05	0.07	0.13
Adjusted CFFO per share	$0.51	$0.52	$0.54	$0.54	$2.11

The Company achieved year-over-year same community senior housing NOI growth of 0.84% for 2011.  Accordingly, the Committee also determined that none of the named executive officers was eligible for a bonus payment based on the same community NOI growth performance measure, as the Company had achieved below the threshold level of performance under the bonus plan.

Following conclusion of the 2011 fiscal year, based upon Mr. Sheriff’s recommendation and the Committee’s own evaluation of each named executive officer’s performance against the individual performance objectives that had been previously established, the Committee determined that Mr. Ohlendorf had earned 92.5% of his individual objectives bonus opportunity, that Mr. Rijos had earned 80.0% of his individual objectives bonus opportunity, that Mr. Smith had earned 92.5% of his individual objectives bonus opportunity, and that Mr. Richardson had earned 89.0% of his individual objectives bonus opportunity.  Mr. Best resigned as an officer and employee of the Company effective December 31, 2011 and was, therefore, not eligible to receive a bonus payout for 2011.

The amounts paid to each of Messrs. Ohlendorf, Rijos, Smith and Richardson with respect to the 2011 individual objectives bonus opportunity are set forth below:

Name	Total Annual Individual Objectives Bonus Payment
Mark W. Ohlendorf	$148,000
John P. Rijos	$128,000
T. Andrew Smith	$148,000
Bryan D. Richardson	$106,800

The Committee retains the discretion to adjust performance targets under its cash and equity incentive programs and/or to award a bonus (or vest or issue shares) absent achievement of the relevant performance targets.  To date, the Committee has not established any guidelines regarding the use of discretion, nor has it established a maximum amount for any adjustment that it may choose to make.

2011 Long-Term Incentive Awards

The Committee granted the following shares of time-based and performance-based restricted stock to each of the named executive officers (other than Mr. Sheriff and Mr. Best) in 2011:

Name	No. of Time-Based Shares Awarded	No. of Performance-Based Shares Awarded
Mark W. Ohlendorf	34,159	34,159
John P. Rijos	34,159	34,159
T. Andrew Smith	34,159	34,159
Bryan D. Richardson	25,641	25,641

The time-based shares will vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015, subject only to an officer’s continued employment.

Seventy-five percent (75%) of the performance-based shares will vest on May 20, 2014 and twenty-five percent (25%) of the performance-based shares will vest on May 20, 2015, in each case subject to an officer’s continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.

The performance targets for the performance-based shares vesting in 2014 are based on the Company’s three year compound annual growth rate (“CAGR”) of CFFO per share, with results to be measured based on the Company’s CFFO per share in 2013.  For purposes of the calculation, CFFO per share will exclude acquisition, integration and other transaction costs and will also exclude federal income taxes to the extent that the Company becomes a federal income taxpayer in future periods.

The performance targets for the performance-based shares vesting in 2015 are based on the Company’s calendar year 2014 return on investment (“ROI”) on all Program Max projects approved in 2011 and completed prior to the end of 2012.

With respect to each performance-based tranche, achievement of the threshold level of performance would result in the vesting of 40% of the shares in that performance-based tranche.  Achievement of the targeted level of performance would result in the vesting of 100% of the shares in that performance-based tranche.  Any performance-based shares which do not vest in either tranche will be forfeited.

Under the terms of the time-based restricted stock awards granted to these officers, if an officer’s employment is terminated by the Company without cause, the next tranche of unvested shares will immediately vest.  All other time-based shares would be forfeited in such event.  Upon the occurrence of a change of control, the next tranche of unvested time-based shares will immediately vest.  All other shares would remain outstanding and would vest on the previously established vesting dates (subject only to continued employment).  In addition, in the event an executive’s employment is terminated without cause by the Company, or the executive terminates employment for good reason, within 12 months following such change of control, all remaining unvested time-based shares will immediately vest.  In the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date, at which time the shares in that tranche will vest.

Under the terms of the performance-based restricted stock awards granted to these officers, if an officer’s employment is terminated by the Company without cause or terminates by reason of death or disability, all shares eligible to vest on the next vesting date would remain outstanding until the next vesting date (with all other shares from the performance-based grant being immediately forfeited) and would vest only if (and to the extent) that the relevant performance targets for such tranche have been achieved. If the termination occurs on or prior to May 20, 2013, however, the officer would only be able to achieve vesting of up to 25% or 50% of the performance shares

(depending on the date of termination and the actual compound annual growth rate (CAGR) of CFFO per share during 2011 or 2011-2012, as applicable). The actual number of shares that would remain outstanding and be eligible to vest on May 20, 2012 or May 20, 2013 (depending on the date of termination) would be determined assuming the performance target for the first tranche of the performance-based restricted shares was based only on the compound annual growth rate (CAGR) of CFFO per share during 2011 or 2011-2012 (as applicable).

Pursuant to the terms of the performance-based restricted stock awards, upon the occurrence of a change of control, all of the shares will automatically convert to time-based vesting.  In addition, upon the date of the change of control, the next tranche of these shares would immediately vest. If the change of control occurs on or prior to May 20, 2013, however, only 25% or 50% of these shares would immediately vest, depending on the date of the change of control.  If the change of control occurs on or prior to May 20, 2012, 25% of these shares would vest and if the change of control occurs after that date but on or prior to May 20, 2013, 50% of these shares would vest.  All other shares would remain outstanding and would vest on the previously established vesting dates (subject only to continued employment). In the event an executive’s employment is terminated without cause by the Company, or the executive terminates employment for good reason, within 12 months following such change of control, all remaining unvested shares will immediately vest.

The restricted share agreements associated with the awards granted to these officers contained non-competition, non-solicitation, non-disparagement and confidentiality covenants.

Each of these officers will also be entitled to receive dividends on unvested shares granted to them, to the extent that any such dividends are declared in the future.

As discussed in greater detail below, in connection with entering into an amended and restated employment agreement with Mr. Sheriff, the Committee granted Mr. Sheriff 500,000 restricted stock units, or RSUs, in 2009.  Upon vesting, each RSU represents the right to receive one share of the Company’s common stock.  Subject to Mr. Sheriff’s continued employment or service as a consultant, the RSUs generally vest (or vested) in five equal annual installments beginning on December 15, 2009.  The RSUs are payable within 45 days of each such vesting date.

In granting the award, the Committee indicated that the award was a one-time grant intended to cover multiple years of service and, as such, it was anticipated that Mr. Sheriff would not receive any additional equity awards during the term of his amended employment agreement (although the Committee retained the discretion to make additional awards if the circumstances warrant such awards).

In connection with his employment with the Company, the Committee granted Mr. Best 108,485 shares of restricted stock on September 12, 2011.  The shares were scheduled to vest ratably in three installments on September 12, 2012, September 12, 2013 and September 12, 2014, subject only to continued employment.  Under the terms of the restricted stock awards granted to Mr. Best, if his employment was terminated by the Company without cause or if he terminated his employment for good reason, all unvested shares would immediately vest.  Upon the occurrence of a change of control, the next tranche of unvested time-based shares would immediately vest.  All other shares would remain outstanding and would vest on the previously established vesting dates (subject only to continued employment).  In the event his employment terminated by reason of death or disability, the tranche of shares subject to vesting at the next vesting date would remain outstanding until such date, at which time the shares in that tranche would vest.

All of the shares awarded to Mr. Best were forfeited in connection with his resignation on December 31, 2011.

Prior Year Performance-Based Restricted Share Awards

In April 2008, as part of the 2008 compensation package for Messrs. Sheriff, Ohlendorf, Rijos and Smith, the Committee granted each such officer shares of performance-based and time-based restricted stock.  The number of performance-based shares awarded to each officer is set forth below:

Name	No. of Performance-Based Shares Awarded
W.E. Sheriff	50,000
Mark W. Ohlendorf	25,000
John P. Rijos	20,000
T. Andrew Smith	25,000

These shares were scheduled to vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012, subject to the officer’s continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.

The Company did not achieve the minimum threshold level of CFFO performance for the first tranche of these performance-based shares. As such, the first tranche of shares was forfeited on May 20, 2009.

The Company achieved the targeted level of CFFO performance for the second tranche of these performance-based shares.  As such, the second tranche of shares vested on May 20, 2010.

The Company achieved the targeted level of CFFO performance for the third tranche of these performance-based shares.  As such, the third tranche of shares vested on May 20, 2011.

The performance targets for the fourth tranche of performance-based shares were based on the Company’s CFFO per share for 2011.  For each of these named executive officers, achievement of the minimum threshold level of CFFO performance would have resulted in the vesting of 25% of the shares in the fourth performance-based tranche.  Achievement of the targeted level of CFFO performance would have resulted in the vesting of 100% of the shares in the fourth performance-based tranche.  The percentage of shares vesting in each tranche were to be pro-rated between the minimum threshold and target levels of performance.  Any performance-based shares which did not vest in any tranche were to be forfeited.

The CFFO per share performance targets applicable to the tranche of performance-based shares eligible to vest on May 20, 2012 were as follows:

CFFO per Share Targets	Percentage of Shares Vesting
$2.24	100%
$2.20	75%
$2.16	50%
$2.12	25%
Below $2.12	0%

All of the shares in the final tranche of the performance-based grants made to these named executive officers in 2008 will be forfeited on May 20, 2012, as the Company did not achieve the threshold level of CFFO performance during 2011.

Section 162(m) Limits on Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its chief executive officer and each of its four most highly paid executive officers other than the chief executive officer. Certain performance-based compensation approved by stockholders is not subject to the compensation deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Stock Ownership Guidelines

During 2007, our Board of Directors initially adopted Stock Ownership Guidelines applicable to each of the Company’s officers, including our named executive officers, in an effort to further align the interests of our executives with the interests of our stockholders.

Under the Guidelines (as amended to date), each of our current named executive officers is expected to hold at least the number of shares listed below:

Name	Ownership Guideline
W.E. Sheriff	150,000
Mark W. Ohlendorf	100,000
John P. Rijos	100,000
T. Andrew Smith	100,000
Bryan D. Richardson	50,000

The expected level of ownership may be met through stock purchased by the officer or his or her spouse in the market (whether held individually or jointly) and/or through stock received upon vesting of equity awards.  Unvested equity awards do not count toward satisfaction of the Guidelines.

Stock ownership levels should be achieved by each officer by the later of (i) May 9, 2012 (i.e., five (5) years after the initial adoption of the Guidelines) or (ii) the fifth anniversary of such officer’s appointment or promotion. Until the expected ownership level is achieved, each officer is expected to retain at least 50% of Profit Shares obtained through our stock incentive plans.  “Profit Shares” are the number of shares obtained from the vesting of restricted stock, less the number of shares an officer sells to pay all applicable income and payroll taxes in connection with such vesting.

As of the date hereof, each of our current named executive officers holds a number of shares significantly in excess of the number required by the Guidelines.

Employment Agreements with Named Executive Officers

We entered into employment agreements with each of our named executive officers (other than Mr. Smith and Mr. Best) in connection with our initial public offering in 2005 and, with respect to Messrs. Sheriff and Richardson, in connection with the acquisition of ARC in 2006.  We entered into an employment agreement with Mr. Smith in connection with his employment in 2006.  As described below, we entered into an amended and restated employment agreement with Mr. Sheriff on June 23, 2009 and terminated the existing employment agreements with our other named executive officers on August 6, 2010.

Employment Agreement with W.E. Sheriff

Pursuant to his amended and restated employment agreement, Mr. Sheriff will continue to be employed as Chief Executive Officer of the Company during the five year term of the agreement.  However, at any time during the term, Mr. Sheriff may elect to resign as Chief Executive Officer and serve the Company as a consultant for the balance of the term by providing the Company with at least six months’ prior notice.  During the period that Mr. Sheriff serves as Chief Executive Officer, he will continue to receive an annual base salary of $600,000 per year. He will receive a consulting fee of $300,000 per year during the period that he serves as a consultant.

Mr. Sheriff will continue to have an annual cash bonus opportunity of $600,000 per year during the period that he serves as Chief Executive Officer in accordance with the terms of the Company’s incentive compensation plan for senior executive officers.  The annual bonus opportunity will cease on the first day that he ceases to serve as Chief Executive Officer.  However, if Mr. Sheriff resigns as Chief Executive Officer and becomes a consultant, he will be eligible to receive a pro rata portion of the annual bonus (to the extent earned) for the portion of the year during which he served as Chief Executive Officer or, if his resignation as Chief Executive Officer becomes effective on or after October 1 of such year, he will be eligible to receive the entire annual bonus for such year (to the extent earned).

While he continues to serve as Chief Executive Officer, Mr. Sheriff will generally be eligible to participate in all benefit plans made available to the Company’s senior executives.  During the period that he serves as a consultant, he will be eligible to participate in any benefit plans made available to the Company’s similarly-situated former executives.

The employment agreement provides that, in the event Mr. Sheriff’s employment or consultancy is terminated for “cause” (as defined therein), he will receive the following: (i) accrued base compensation through the date of termination; (ii) any annual bonus earned but unpaid as of the date of termination for any previously completed calendar year; (iii) reimbursement for any properly incurred business expenses; and (iv) benefits, if any, to which he may be entitled under the Company’s benefits plans (collectively, the “Accrued Rights”).  Mr. Sheriff will also be eligible to receive the Accrued Rights in the event his employment or consultancy is terminated due to death or disability.

In the event Mr. Sheriff’s employment or consultancy is terminated by the Company without cause, or by Mr. Sheriff for “good reason” (as defined therein), he will receive the Accrued Rights and, upon signing a release of claims in a form adopted by the Company and continuing to comply with all applicable restrictive covenants, the following severance payments and benefits:  (i) continuation of his then-current base compensation for the lesser of 24 months from the date of termination or the scheduled expiration of the term, (ii) to the extent that he served as Chief Executive Officer during any portion of the year of termination, payment of a pro rata portion of his annual bonus (to the extent earned) for the portion of the year during which he served as Chief Executive Officer or, if his termination occurs on or after October 1 of such year, payment of the entire annual bonus for such year (to the extent earned), and (iii) if he is eligible for and elects continuation of health care coverage under COBRA, the Company will pay the employer portion of his COBRA premium payments for the length of the COBRA coverage period.

In the event Mr. Sheriff voluntarily resigns his employment or consultancy without good reason, he will receive the Accrued Rights and, to the extent that he served as Chief Executive Officer during any portion of the year of termination, payment of a pro rata portion of his annual bonus (to the extent earned) for the portion of the year during which he served as Chief Executive Officer or, if his termination occurs on or after October 1 of such year, payment of the entire annual bonus for such year (to the extent earned).

Under the terms of the employment agreement, all post-termination payments and benefits provided to Mr. Sheriff are to be structured to comply with Section 409A of the Internal Revenue Code (the “Code”).  The terms of Mr. Sheriff’s existing restricted stock agreements will govern the treatment of any outstanding restricted stock awards upon his termination of employment or consultancy.  However, Mr. Sheriff’s service as a consultant to the Company shall be deemed to be continued employment for purposes of such outstanding restricted stock awards.

The employment agreement contains non-competition, non-solicitation, non-disparagement and confidentiality covenants.  The non-competition and non-solicitation restrictions will continue in effect during Mr. Sheriff’s employment and consultancy and for two years following the later of his termination as an employee or consultant.  The non-disparagement and confidentiality obligations shall apply during his employment and consultancy and at all times thereafter.

The non-competition provisions provide that Mr. Sheriff shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below).  For purposes of this provision:  “Area” means a fifteen (15) mile radius of any senior living facility owned, managed or operated by the Company (or its successor) at the time Mr. Sheriff’s employment or consultancy, as applicable, is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.

In connection with entering into the employment agreement, Mr. Sheriff was granted 500,000 RSUs under the terms of the Company’s Omnibus Stock Incentive Plan.  Upon vesting, each RSU represents the right to receive one share of the Company’s common stock.  Subject to Mr. Sheriff’s continued employment or service as a consultant, the RSUs vested or will vest in five equal annual installments beginning on December 15, 2009.  The RSUs will be payable within 45 days of each such vesting date.  All unpaid RSUs which have not previously been forfeited will be paid within 45 days following the earliest of (i) a “change in control” (as defined in the Stock Incentive Plan), but only if such change in control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code; (ii) Mr. Sheriff’s death; or (iii) Mr. Sheriff’s “disability” (as defined in the Stock Incentive Plan).

The agreement provided that, if Mr. Sheriff’s employment as Chief Executive Officer was terminated by the Company without cause or by Mr. Sheriff for good reason prior to December 31, 2010, all outstanding RSUs would vest and be paid in accordance with the schedule noted above.  If Mr. Sheriff resigned as Chief Executive Officer prior to December 31, 2010, but continued serving as a consultant, the RSUs which were scheduled to vest on December 15, 2012 and December 15, 2013 would be forfeited and the remaining RSUs would be paid in accordance with the schedule noted above, provided that he continued to serve as a consultant or his consultancy was terminated without cause or for good reason.

All outstanding RSUs will be paid within 45 days following (i) the termination of Mr. Sheriff’s employment by the Company without cause or by Mr. Sheriff for good reason on or after December 31, 2010 or (ii) the voluntary termination of Mr. Sheriff’s employment as Chief Executive Officer (whether or not he becomes a consultant) for any reason on or after December 31, 2010.

All unpaid RSUs will be forfeited upon (i) the termination of Mr. Sheriff’s employment or consultancy for cause; (ii) the voluntary termination (without good reason) of his employment (without becoming a consultant) prior to December 31, 2010; or (iii) the voluntary termination (without good reason) of his consultancy.

Mr. Sheriff (or his beneficiaries, if applicable) will be required to execute a release to receive payment of any RSUs which are payable as a result of termination of his employment or consultancy.  To the extent required under Section 409A of the Code, the payments upon a termination of employment will be delayed for six months following the date of Mr. Sheriff’s termination.

Employment Agreements with Other Named Executive Officers

In recognition of the fact that certain of our executive officer employment agreements were scheduled to expire in the near future, and in an effort to rationalize and conform our employment and severance arrangements with our existing executive officers (other than Mr. Sheriff), on August 6, 2010, the Compensation Committee adopted the Brookdale Senior Living Inc. Severance Pay Policy, Tier I (the “Policy”).  The Policy applies to each of the members of our senior management executive committee (excluding Mr. Sheriff) and other officers of the Company who have a title of Executive Vice President or higher.  Additionally, on August 6, 2010, the Committee approved letter agreements for certain of these executives, including each of the named executive officers (other than Mr. Best).  The letter agreements, which became effective as of August 6, 2010, terminated each of the named executive officers’ existing employment agreements (other than the agreement with Mr. Sheriff) in consideration of our adoption of the Policy.  The letter agreements also provide for certain modifications to the Policy as it is applied to the named executive officers and state that the Policy will not be amended in a manner that is disadvantageous to a named executive officer without such executive’s prior written consent.

Mr. Best entered into a substantially similar letter agreement in connection with his employment with the Company on September 1, 2011.

Pursuant to the Policy, as modified by the letter agreements, following a “separation from service” (as defined in the Policy) by us without “cause” (as defined in the Policy) or by a named executive officer with “good reason” (as defined in the Policy), the named executive officer is entitled to: (1) 250% of the such officer’s annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); and (2) continued health insurance benefits for 18 months (or until a breach of the Policy or such officer becomes eligible for other medical coverage, if earlier).  Pursuant to the Policy, as modified by the letter agreements, following a separation from service by us without cause or by a named executive officer with good reason within 12 months following a “change in control” (as defined in the Policy), the named executive officer is entitled to: (1) 300% of such officer’s annual salary at the current rate of base salary in effect at the separation from service (or, if greater, before the occurrence of circumstances giving rise to good reason); and (2) continued health insurance benefits for 18 months (or until a breach of the Policy or such officer becomes eligible for other medical coverage, if earlier).  If payments pursuant to the Policy and other arrangements are not deductible by us under Section 280G of the Internal Revenue Code, such payments shall be reduced (or repaid) in order to ensure the Company’s deduction of payments in connection with a change in control.

Severance pay will be paid to the named executive officers in equal periodic installments on our regular payroll dates, spanning 18 months and commencing on the 60th day following an executive’s “qualifying separation from service” (as defined in the Policy and modified by the letter agreements) so long as such executive has signed and returned a waiver and release and the seven day revocation period for the signed release has expired.  A named executive officer must acknowledge in such release that all restrictive covenants to which he is a party will remain in force for the period specified in such covenants and the severance pay such executive is entitled to is additional consideration for such restrictive covenants.  A breach of such covenants will result in the cessation of severance pay and benefits and may result in such officer being required to repay certain severance pay and benefits already provided as well as certain costs and expenses.

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
W.E. Sheriff,	2011	600,000	-	293,125		-		7,847	900,972
Chief Executive Officer	2010	600,000	-	224,375		540,000	(3)	7,847	1,372,222
	2009	587,692	-	4,738,500		1,012,500	(4)	1,837	6,340,529

Mark W. Ohlendorf,	2011	480,000	-	1,085,935		148,000	(5)	7,174	1,721,109
Co-President and Chief	2010	480,000	-	835,053		444,600	(3)	7,174	1,766,827
Financial Officer	2009	472,923	-	772,950		696,000	(4)	1,584	1,943,457

John P. Rijos,	2011	480,000	-	1,056,622		128,000	(5)	7,190	1,671,812
Co-President and Chief	2010	480,000	-	812,615		423,200	(3)	7,190	1,723,005
Operating Officer	2009	486,962	-	768,600		697,333	(4)	1,885	1,954,780

T. Andrew Smith,	2011	480,000	-	1,085,935		148,000	(5)	7,174	1,721,109
Executive Vice President,	2010	480,000	-	835,053		442,000	(3)	7,174	1,764,227
General Counsel and	2009	479,846	-	1,242,450		690,000	(4)	1,605	2,413,901
Secretary

Bryan D. Richardson,	2011	346,539	-	705,128		106,800	(5)	4,518	1,162,985
Executive Vice President and
Chief Administrative Officer

Thilo D. Best,	2011	133,904	-	1,552,420	(7)	-		1,308	1,687,632
Former Executive Vice
President and Chief
Investment Officer(6)

(1)
Pursuant to the rules of the SEC, this column includes the aggregate grant date fair value of restricted stock and restricted stock unit awards computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718. See Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a summary of the assumptions made in the valuation of restricted stock and restricted stock unit awards.

(2)	Represents the employer matching contribution to our 401(k) Plan (during 2011 and 2010) and/or premiums on Company-provided life and disability insurance.
(3)	Represents the payout of each executive’s 2010 annual cash incentive bonus and, with respect to Messrs. Ohlendorf, Rijos and Smith, 2010 semi-annual cash incentive bonus.
(4)	Represents the payout of each executive’s 2009 annual cash incentive bonus and, with respect to Messrs. Ohlendorf, Rijos and Smith, 2009 semi-annual cash incentive bonus.
(5)	Represents the payout of the individual objectives portion of each executive’s 2011 annual cash incentive bonus.
(6)	Mr. Best became Executive Vice President and Chief Investment Officer on September 1, 2011 and resigned as an officer and employee of the Company effective December 31, 2011.
(7)
Represents the grant date fair value of 108,485 shares of restricted stock granted to Mr. Best on September 12, 2011.  These shares were forfeited in connection with his resignation on December 31, 2011.

Grants of Plan-Based Awards in Fiscal 2011

The following table summarizes grants of plan-based awards made to our named executive officers in 2011.  All of our named executive officers are eligible to receive dividends on unvested shares of stock that have been granted to them (to the extent that dividends are declared on our shares of common stock).

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value Of Stock Awards ($)
W.E. Sheriff		108,000	(1)	540,000	(1)		(1)
		12,000	(2)	60,000	(2)		(2)
	02/23/2011							3,125	(3)	12,500	(3)	12,500	(3)			293,125

Mark W. Ohlendorf		54,400	(1)	272,000	(1)		(1)
		9,600	(2)	48,000	(2)		(2)
			(4)	160,000	(4)	160,000	(4)
	02/23/2011							1,562	(3)	6,250	(3)	6,250	(3)			146,563
	08/10/2011								(5)	34,159	(5)	34,159	(5)			469,686
	08/10/2011													34,159	(6)	469,686

John P. Rijos		54,400	(1)	272,000	(1)		(1)
		9,600	(2)	48,000	(2)		(2)
			(4)	160,000	(4)	160,000	(4)
	02/23/2011							1,250	(3)	5,000	(3)	5,000	(3)			117,250
	08/10/2011								(5)	34,159	(5)	34,159	(5)			469,686
	08/10/2011													34,159	(6)	469,686

T. Andrew Smith		54,400	(1)	272,000	(1)		(1)
		9,600	(2)	48,000	(2)		(2)
			(4)	160,000	(4)	160,000	(4)
	02/23/2011							1,562	(3)	6,250	(3)	6,250	(3)			146,563
	08/10/2011								(5)	34,159	(5)	34,159	(5)			469,686
	08/10/2011													34,159	(6)	469,686

Bryan D. Richardson		39,000	(1)	195,000	(1)		(1)
		7,000	(2)	35,000	(2)		(2)
			(4)	120,000	(4)	120,000	(4)
	08/10/2011								(5)	25,641	(5)	25,641	(5)			352,564
	08/10/2011													25,641	(6)	352,564

Thilo D. Best		15,111	(1)	75,555	(1)		(1)
		2,667	(2)	13,333	(2)		(2)
			(4)	44,444	(4)	44,444	(4)
	09/12/2011													108,485	(7)	1,552,420

(1)
Represents the amounts which would have been payable in cash at threshold and target under the CFFO portion of the Company’s 2011 annual cash incentive bonus program for the named executive officers, the terms of which are summarized elsewhere in this proxy statement.  Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity.  In order to ensure that amounts paid under the program could qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, the maximum award that any named executive officer could receive with respect to 2011 performance under the 2011 annual cash incentive bonus program was $2,000,000.  None of these amounts were actually earned, as the Company did not achieve the threshold level of performance under this portion of the program during 2011.

(2)
Represents the amounts which would have been payable in cash at threshold and target under the year-over-year same community NOI growth portion of the Company’s 2011 annual cash incentive bonus program for the named executive officers, the terms of which are summarized elsewhere in this proxy statement.  Achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity.  In order to ensure that amounts paid under the program could qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, the maximum award that any named executive officer could receive with respect to 2011 performance under the 2011 annual cash incentive bonus program was $2,000,000. None of these amounts were actually earned, as the Company did not achieve the threshold level of performance under this portion of the program during 2011.
(3)	Represents the 2011 tranche of performance-based restricted shares initially awarded to certain of the named executive officers in 2008.
(4)
Represents the amounts which would have been payable in cash at target and maximum under the individual objectives portion of the Company’s 2011 annual cash incentive bonus program for certain of the named executive officers, the terms of which are summarized elsewhere in this proxy statement.  The individual objectives portion of the bonus program did not specify a minimum threshold level of performance.  As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2011 performance under this portion of the bonus program:  Mr. Ohlendorf - $148,000; Mr. Rijos - $128,000; Mr. Smith - $148,000; and Mr. Richardson - $106,800.  As noted elsewhere in this proxy statement, Mr. Best resigned as an officer and employee of the Company effective December 31, 2011 and was, therefore, not eligible to receive a bonus payout.

(5)
Represents shares of restricted stock subject to performance-based vesting conditions.  As described elsewhere in this proxy statement, seventy-five percent (75%) of the performance-based shares will vest on May 20, 2014 and twenty-five percent (25%) of the performance-based shares will vest on May 20, 2015, in each case subject to an officer’s continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.  The performance targets for the first tranche of performance-based shares are based on the Company’s three year compound annual growth rate (CAGR) of CFFO per share, with results to be measured based on the Company’s CFFO per share in 2013.  The performance targets for the second tranche of performance-based shares are based on the Company’s calendar year 2014 return on investment (ROI) on all Program Max projects approved in 2011 and completed prior to the end of 2012.  With respect to each performance-based tranche, achievement of the threshold level of performance would result in the vesting of 40% of the shares in that performance-based tranche.  Achievement of the targeted level of performance would result in the vesting of 100% of the shares in that performance-based tranche.  Any performance-based shares which do not vest in either tranche will be forfeited.

(6)	The shares will vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015, subject only to an officer’s continued employment.
(7)
The shares were scheduled to vest ratably in three installments on September 12, 2012, September 12, 2013 and September 12, 2014, subject only to continued employment.  As noted elsewhere in this proxy statement, the shares were forfeited in connection with Mr. Best’s resignation on December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2011.  The market value is based on the closing market price of the Company’s stock on December 30, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W.E. Sheriff	212,500 (1)	3,695,375	12,500 (2)	217,375
Mark W. Ohlendorf	112,584 (3)	1,957,836	40,409 (4)	702,713
John P. Rijos	111,334 (5)	1,936,098	39,159 (6)	680,975
T. Andrew Smith	137,584 (7)	2,392,586	40,409 (4)	702,713
Bryan D. Richardson	82,785 (8)	1,439,631	25,641 (9)	445,897

Thilo D. Best (10)	-	-	-	-

(1)
Subject to continued employment, 12,500 of the shares vest on May 20, 2012.  Subject to continued employment, 200,000 of the shares vest ratably in two installments on December 15, 2012 and December 15, 2013.

(2)
The shares were scheduled to vest on May 20, 2012, subject to continued employment and the achievement of specified performance targets.  The Company did not achieve the threshold level of performance during 2011, thus all of the shares scheduled to vest on May 20, 2012 will be forfeited.

(3)
Subject to continued employment, 6,250 of the shares vest on May 20, 2012.  Subject to continued employment, 40,000 of the shares vest ratably in two installments on May 20, 2012 and May 20, 2013.  Subject to continued employment, 32,175 of the shares vest ratably in three installments on May 20, 2012, May 20, 2013 and May 20, 2014.  Subject to continued employment, 34,159 of the shares vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015.

(4)
6,250 of the shares were scheduled to vest on May 20, 2012, subject to continued employment and the achievement of specified performance targets.  The Company did not achieve the threshold level of performance during 2011, thus all of the shares scheduled to vest on May 20, 2012 will be forfeited.  Subject to continued employment and the achievement of specified performance targets, 25,619 of the shares are eligible to vest on May 20, 2014 and 8,540 of the shares are eligible to vest on May 20, 2015.

(5)
Subject to continued employment, 5,000 of the shares vest on May 20, 2012.  Subject to continued employment, 40,000 of the shares vest ratably in two installments on May 20, 2012 and May 20, 2013.  Subject to continued employment, 32,175 of the shares vest ratably in three installments on May 20, 2012, May 20, 2013 and May 20, 2014.  Subject to continued employment, 34,159 of the shares vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015.

(6)
5,000 of the shares were scheduled to vest on May 20, 2012, subject to continued employment and the achievement of specified performance targets.  The Company did not achieve the threshold level of performance during 2011, thus all of the shares scheduled to vest on May 20, 2012 will be forfeited.  Subject to continued employment and the achievement of specified performance targets, 25,619 of the shares are eligible to vest on May 20, 2014 and 8,540 of the shares are eligible to vest on May 20, 2015.

(7)
Subject to continued employment, 6,250 of the shares vest on May 20, 2012.  Subject to continued employment, 65,000 of the shares vest ratably in two installments on May 20, 2012 and May 20, 2013.  Subject to continued employment, 32,175 of the shares vest ratably in three installments on May 20, 2012, May 20, 2013 and May 20, 2014.  Subject to continued employment, 34,159 of the shares vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015.

(8)
Subject to continued employment, 2,994 of the shares vest on May 20, 2012.  Subject to continued employment, 30,000 of the shares vest ratably in two installments on May 20, 2012 and May 20, 2013.  Subject to continued employment, 24,150 of the shares vest ratably in three installments on May 20, 2012, May 20, 2013 and May 20, 2014.  Subject to continued employment, 25,641 of the shares vest ratably in four installments on May 20, 2012, May 20, 2013, May 20, 2014 and May 20, 2015.

(9)
Subject to continued employment and the achievement of specified performance targets, 19,231 of the shares are eligible to vest on May 20, 2014 and 6,410 of the shares are eligible to vest on May 20, 2015.

(10)	108,485 shares of restricted stock granted to Mr. Best on September 12, 2011 were forfeited in connection with his resignation on December 31, 2011.

Stock Vested in Fiscal 2011

The following table summarizes the vesting of restricted stock and restricted stock unit awards and the value realized by our named executive officers as a result of such vesting during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W.E. Sheriff	125,000	2,108,000 (1)
Mark W. Ohlendorf	43,225	1,106,560 (2)
John P. Rijos	40,725	1,042,560 (2)

T. Andrew Smith	55,725	1,426,560 (2)
Bryan D. Richardson	27,673	708,429 (2)
Thilo D. Best	-	-

(1)	The value realized is based on the closing market price of the underlying stock on May 20, 2011 (25,000 shares) and December 15, 2011 (100,000 shares), the dates the shares vested.
(2)	The value realized is based on the closing market price of the underlying stock on May 20, 2011, the date the shares vested.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.  The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us.  The Compensation Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table and summary set forth potential amounts payable to our named executive officers upon termination of employment or a change in control.  The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.  The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2011, with equity based amounts valued at a common share price of $17.39, the reported closing price for our common shares on the NYSE on December 30, 2011.

	Circumstances of Termination
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)
W.E. Sheriff
Salary	-	-	1,200,000	1,200,000	1,200,000	-	-
Bonus	-	-	-	-	-	-	-
PTO	46,154	46,154	46,154	46,154	46,154	46,154	46,154
COBRA	-	-	7,976	7,976	7,976	-	-
Market Value of Accelerated Vesting of Restricted Stock/RSUs	3,478,000	-	3,478,000	3,912,750	3,478,000	3,695,375	3,695,375
Total	3,524,154	46,154	4,732,130	5,166,880	4,732,130	3,741,529	3,741,529

Mark W. Ohlendorf
Salary	-	-	1,200,000	1,440,000	1,200,000	-	-
PTO	36,923	36,923	36,923	36,923	36,923	36,923	36,923
COBRA	-	-	21,862	21,862	21,862	-	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	148,493	2,660,548	-	791,488	791,488
Total	36,923	36,923	1,407,278	4,159,333	1,258,785	828,412	828,412

Circumstances of Termination
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)

John P. Rijos
Salary	-	-	1,200,000	1,440,000	1,200,000	-	-
PTO	22,759	22,759	22,759	22,759	22,759	22,759	22,759
COBRA	-	-	12,328	12,328	12,328	-	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	148,493	2,617,073	-	769,751	769,751
Total	22,759	22,759	1,383,579	4,092,159	1,235,086	792,509	792,509

T. Andrew Smith
Salary	-	-	1,200,000	1,440,000	1,200,000	-	-
PTO	36,923	36,923	36,923	36,923	36,923	36,923	36,923
COBRA	-	-	11,241	11,241	11,241	-	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	148,493	3,095,298	-	1,008,863	1,008,863
Total	36,923	36,923	1,396,657	4,583,462	1,248,164	1,045,787	1,045,787

Bryan D. Richardson
Salary	-	-	875,000	1,050,000	875,000	-	-
PTO	26,923	26,923	26,923	26,923	26,923	26,923	26,923
COBRA	-	-	11,241	11,241	11,241	-	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	111,470	1,885,528	-	564,375	564,375
Total	26,923	26,923	1,024,634	2,973,692	913,164	591,298	591,298

Thilo D. Best(1)
Salary	-	-	1,000,000	1,200,000	1,000,000	-	-
PTO	24,916	24,916	24,916	24,916	24,916	24,916	24,916
COBRA	-	-	11,241	11,241	11,241	-	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	1,886,554	1,886,554	1,886,554	628,840	628,840
Total	24,916	24,916	2,922,711	3,122,711	2,922,711	653,755	653,755

(1)
As noted elsewhere in this proxy statement, Mr. Best resigned as an officer and employee of the Company effective December 31, 2011.  Accordingly, Mr. Best was not eligible for (and did not receive) additional payments upon termination, other than the payout of his accrued PTO balance as noted in the table above under the column entitled “Voluntary Resignation by Executive”.

See “Employment Agreements with Named Executive Officers” above for a summary of the provisions of the employment agreements or severance letters applicable to our named executive officers relating to severance, termination and change in control.

Upon any termination of a named executive officer’s employment, the executive will be entitled to receive a payout of up to 160 hours of his paid time off (PTO) balance.

Under the terms of the restricted stock awards granted to each of the named executive officers (other than Mr. Sheriff and Mr. Best) in 2010 and 2009 and to each of the named executive officers (other than Mr. Best) in 2008, upon the occurrence of a change of control, the next tranche of unvested shares will vest and any shares subject to performance-based vesting will automatically convert to time-based vesting.  In addition, in the event an executive’s employment is terminated without cause by the Company following such change of control, all remaining unvested shares will vest.  With respect to performance-based shares, in the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date. Upon such date, the same number of shares shall vest as would have vested if the executive had remained employed on such date.  With respect to time-based shares, in the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date, at which time the shares in that tranche will vest.

See “2011 Long-Term Incentive Awards” above for a summary of the terms of the 2011 time-based and performance-based restricted stock awards relating to termination and change in control.

Under Mr. Sheriff’s agreements, the Company’s Omnibus Stock Incentive Plan and the severance letters applicable to the other named executive officers, a “change of control” shall be deemed to have occurred if (a) any person (other than, for purposes of Mr. Sheriff’s agreements and the Omnibus Stock Incentive Plan, certain affiliates of Fortress Investment Group LLC) becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any of its affiliates); (b) the Company or any subsidiary merges or consolidates with any other corporation, except when the individuals who comprise the Company’s Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) the Company’s stockholders approve a plan of liquidation or dissolution or the Company completes the sale of all or substantially all of its assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by stockholders of the Company after the transaction in substantially the same proportions as their ownership of the Company prior to the transaction, or other than a sale immediately following which the individuals who comprise the Company’s Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)).  In any event, a “change of control” shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which the Company’s stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately following such transaction(s).

Under Mr. Sheriff’s employment agreement, “cause” means (a) conviction of, or guilty plea concerning, or confession of, any felony; (b) any act of dishonesty committed by the executive in connection with the Company’s business; (c) any material breach by the executive of the employment agreement after written notice and reasonable opportunity to cure; (d) any material breach of any reasonable and lawful rule or directive of the Company; (e) the gross or willful neglect of duties or gross misconduct by the executive; or (f) the habitual use of drugs or the habitual, excessive use of alcohol that, in the Board of Director’s good faith determination, materially interferes with the performance of the executive’s duties.

Under the severance letters applicable to the other named executive officers, “cause” means (a) conviction of, guilty plea concerning or confession of any felony; (b) any act of fraud, theft or embezzlement committed by the executive in connection with the Company’s or its subsidiaries’ business, (c) any material breach of any reasonable and lawful rule or directive of the Company; (d) the gross or willful neglect of duties or gross misconduct by the executive; or (e) the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the executive’s duties.

Under Mr. Sheriff’s employment agreement and the severance letters applicable to the other named executive officers, “good reason” means the occurrence, without the executive’s written consent, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notice by the executive that he intends to terminate his employment for one of the reasons set forth below: (i) the failure by the Company to pay to the executive any portion of his base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive’s principal office at the Company to a location outside a fifty (50) mile radius from the executive’s principal office location at the time of entering into the employment agreement or severance letter (as applicable); or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of the duties, compensation and/or responsibilities associated with the executive’s position.  In any event, a termination by Mr. Sheriff for “good reason” shall not be deemed to have occurred by virtue of changes in the executive’s duties, benefits and responsibilities resulting upon (or shortly thereafter) the consummation of any transaction (or series of integrated transactions) immediately following which the Company’s stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction(s).

Compensation Committee Interlocks and Insider Participation

During 2011, the Compensation Committee of the Board of Directors was composed of Messrs. Bumstead and Leeds and Dr. Waxman.  None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included herein.

Respectfully submitted by the Compensation Committee of the Board of Directors,

COMPENSATION COMMITTEE

Frank M. Bumstead, Chairman
Jeffrey R. Leeds
Dr. Samuel Waxman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 16, 2012, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 126,479,533 shares of our common stock (including restricted shares) outstanding as of that date.  Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock.  Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned (1)	Percentage
Executive Officers and Directors
Wesley R. Edens (2)	20,091,326	15.89%
W.E. Sheriff (3)	754,649	*
Mark W. Ohlendorf	619,316	*
John P. Rijos	566,383	*
T. Andrew Smith	369,648	*
Bryan D. Richardson	251,348	*
Thilo D. Best (4)	61,837	*
Frank M. Bumstead	68,444	*
Jackie M. Clegg (5)	11,082	*
Jeffrey R. Leeds	36,135	*
Randal A. Nardone (6)	20,091,326	15.89%
Mark J. Schulte (7)	336,713	*
James R. Seward	100,598	*
Samuel Waxman (8)	35,025	*
All directors and executive officers as a group (17 persons) (9)	23,964,754	18.95%
5% Stockholders
Fortress Operating Entity I LP (10)	20,091,326	15.89%
FMR LLC (11)	18,143,041	14.34%
Brookfield Investment Management Inc. (12)	6,774,155	5.36%
Cohen & Steers, Inc. (13)	6,381,902	5.05%

*     Less than 1%

(1)	Consists of shares held, including all restricted shares held (whether or not such restricted shares have voting restrictions).
(2)	Includes 923,379 shares held by Mr. Edens and other ownership as set forth in Footnote 10.
(3)
Includes 607,262 shares held by Mr. Sheriff, 118,387 shares held by Sheriff Financial, LLC and 29,000 shares held by the W.E. Sheriff Family Partnership.  Excludes 200,000 unvested restricted stock units held by Mr. Sheriff.

(4)	Includes 61,837 shares held by TDB Holdings, L.P.
(5)	Excludes 1,095 restricted stock units held by Ms. Clegg.
(6)	Includes 913,289 shares held by Mr. Nardone and other ownership as set forth in Footnote 10.
(7)	Includes 168,566 shares held by Mr. Schulte and 168,147 shares held by a grantor retained annuity trust.
(8)	Includes 24,136 shares held by Dr. Waxman and 10,889 shares held by Dr. Waxman’s defined benefit pension plan.
(9)	Excludes shares held by Mr. Best, who no longer serves as an executive officer.
(10)
Includes 8,793,392 shares held by Fortress RIC Coinvestment Fund LP, 3,026,435 shares held by Fortress Investment Fund IV (Fund A) L.P., 1,222,077 shares held by Fortress Investment Fund IV (Fund B) L.P., 289,968 shares held by Fortress Investment Fund IV (Fund C) L.P., 1,810,004 shares held by Fortress Investment Fund IV (Fund D) L.P., 211,916 shares held by Fortress Investment Fund IV (Fund E) L.P., 95,084 shares held by Fortress Investment Fund IV (Fund F) L.P., 114,081 shares held by Fortress Investment Fund IV (Fund G) L.P., 790,673 shares held by Fortress Investment Fund IV (Coinvestment Fund A) L.P., 492,823 shares held by Fortress Investment Fund IV (Coinvestment Fund B) L.P., 98,164 shares held by Fortress

Investment Fund IV (Coinvestment Fund C) L.P., 473,183 shares held by Fortress Investment Fund IV (Coinvestment Fund D) L.P., 40,635 shares held by Fortress Investment Fund IV (Coinvestment Fund F) L.P. and 135,391 shares held by Fortress Investment Fund IV (Coinvestment Fund G) L.P.  8,800,434 of these shares are pledged as security.  FIG LLC is the investment manager of Fortress RIC Coinvestment Fund LP, Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P.  Fortress Operating Entity I LP (“FOE I”) is the sole managing member of FIG LLC.  FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (“Fortress”).  By virtue of their ownership interests in Fortress and certain of its affiliates, Wesley R. Edens, our Chairman, and Randal A. Nardone, a member of our Board of Directors, may be deemed to beneficially own the shares listed as beneficially owned by Fortress and/or certain of its affiliates. Messrs. Edens and Nardone disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. Mr. Edens directly owns and has sole dispositive power over 923,379 shares. Mr. Nardone directly owns and has sole dispositive power over 913,289 shares.  Robert I. Kauffman directly owns and has sole dispositive power over 660,832 shares. As a result of being parties to our Stockholders Agreement, the affiliates of Fortress and Messrs. Edens, Nardone and Kauffman may be deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act and to be the beneficial owners of 20,091,326 shares.  The address for each of Fortress and the other parties listed above is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(11)
Information regarding FMR LLC (“FMR”) is based solely on an amended Schedule 13G filed with the SEC on February 14, 2012.  According to such Schedule 13G, FMR, a parent holding company, reported that it has sole voting power with respect to 983,641 shares and sole dispositive power with respect to 18,143,041 shares.  Members of the Edward C. Johnson 3d family together own approximately 49% of the voting power of FMR.  Edward C. Johnson 3d is the Chairman of FMR.  Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 17,159,400 shares.  Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 91,700 shares.  Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 891,941 shares.  The address for each of FMR, Fidelity Management & Research Company and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109.  The address for Pyramis Global Advisors Trust Company is 900 Salem Street, Smithfield, Rhode Island 02917.

(12)
Information regarding Brookfield Investment Management Inc. (“Brookfield”) is based solely on a Schedule 13G filed with the SEC on February 14, 2012.  According to such Schedule 13G, Brookfield, a investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 1,640,064 shares and sole dispositive power with respect to 6,774,155 shares.  The address for Brookfield is Three World Financial Center, 200 Vesey Street, New York, New York 10281.

(13)
Information regarding Cohen & Steers, Inc. (“C&S”) is based solely on an amended Schedule 13G filed with the SEC on September 10, 2010.  According to such Schedule 13G, C&S, a parent holding company, reported that it has sole voting power with respect to 4,839,046 shares and sole dispositive power with respect to 6,381,902 shares.  Cohen & Steers Capital Management, Inc. (“CSCA”), a wholly-owned subsidiary of C&S and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 4,713,665 shares and sole dispositive power with respect to 6,148,643 shares.  Cohen & Steers Europe S.A., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 125,381 shares and sole dispositive power with respect to 233,259 shares.  C&S and CSCA together hold a 100% interest in Cohen & Steers Europe S.A.  The address for each of C&S and CSCA is 280 Park Avenue, 10th Floor, New York, New York 10017.  The address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that during the fiscal year ended December 31, 2011, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them, except that Thilo D. Best filed a Form 4 reporting one transaction that was not reported on a timely basis relating to a grant of shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

Upon the consummation of our initial public offering, we entered into a Stockholders Agreement with Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC and Health Partners (as has been and may be from time to time amended, the “Stockholders Agreement”). The Stockholders Agreement provides these stockholders with certain rights with respect to the designation of directors to our Board of Directors as well as registration rights for our securities owned by them. Upon consummation of the merger with ARC, and the related underwritten public offering, Health Partners no longer beneficially owned more than 5% of the voting power of the Company and is no longer a “Stockholder” for purposes of the Stockholders Agreement.  Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC, RIC Coinvestment Fund LP and their respective affiliates and permitted transferees are collectively referred to in this proxy statement as the “Fortress Stockholders.”

Designation of Directors

Under our Stockholders Agreement, as amended, FIG LLC, an affiliate of Fortress, is permitted to designate a specified number of individuals to be elected to our board of directors depending on the percentage of voting power of our securities beneficially owned by the Fortress Stockholders.  In connection with the approval of an amendment to our Amended and Restated Certificate of Incorporation in November 2009, we and the Fortress Stockholders entered into Amendment Number Two to the Stockholders Agreement, which provided, among other things, that so long as the Fortress Stockholders beneficially own (i) more than 35% of the voting power of the Company, FIG LLC shall be entitled to designate four directors to our board, or, if the board shall be composed of eight or nine members, five directors; (ii) less than 35% but more than 25% of the voting power of the Company, FIG LLC shall be entitled to designate three directors; (iii) less than 25% but more than 10% of the voting power of the Company, FIG LLC shall be entitled to designate two directors; and (iv) less than 10% but more than 5% of the voting power of the Company, FIG LLC shall be entitled to designate one director. The amended Stockholders Agreement provides that in the event the number of directors FIG LLC is entitled to designate decreases due to a reduction in voting power, FIG LLC shall take reasonable actions to cause a sufficient number of designated directors to resign from the board at or prior to the end of such designated director’s term so that the number of designated directors after the resignation(s) equals the number of directors FIG LLC would have been entitled to designate. However, such designees need not resign from the board at or prior to the end of their designated term if the nominating and corporate governance committee recommends the nomination of such designees for election at the next meeting.

Following completion of a public equity offering of our shares by certain of the Fortress Stockholders in November 2010, the Fortress Stockholders collectively own between 10% and 25% of the voting power of the Company. As a result, in accordance with our amended Stockholders Agreement, FIG LLC is currently entitled to designate two directors.

In accordance with the Stockholders Agreement, FIG LLC (or its predecessor) has designated Wesley R. Edens and Randal A. Nardone to our Board of Directors.

Registration Rights

Demand Rights. For so long as the Fortress Stockholders collectively and beneficially own an amount of our common stock at least equal to 5% or more of our common stock issued and outstanding immediately after the consummation of our initial public offering (a “Registrable Amount”), they will retain “demand” registration rights that allow them at any time after six months following the consummation of our initial public offering to request that we register under the Securities Act of 1933, as amended, an amount equal to or greater than 5% of our stock that they own. The Fortress Stockholders are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of our common stock at least equal to 1% of our common stock issued and outstanding immediately after the consummation of our initial public offering, the Fortress Stockholders have “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. The “piggyback” registration rights of these stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. For so long as the Fortress Stockholders beneficially own a Registrable Amount, they have a right to request a shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, the Fortress Stockholders that have not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify the Fortress Stockholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell shares of our common stock, unless such liability arose from their misstatement or omission, and they have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Stockholders Agreement, and the Fortress Stockholders will pay all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Stockholders Agreement.

Employment of Glenn E. Sheriff

Since the date of our acquisition of ARC, we have employed Glenn E. Sheriff as a Senior Director.  He previously served as Senior Director of Marketing Analytics/Market Research and currently serves as Senior Director - Integration Office.  Mr. Sheriff is the son of W.E. Sheriff, our Chief Executive Officer and a member of our Board of Directors.  Mr. Sheriff was previously employed in a substantially similar capacity for ARC.  Mr. Sheriff’s annual base salary is $135,200.  He also participates in our bonus program for similarly-situated management level employees and, like other similarly-situated employees, is eligible to receive awards of restricted stock under our Omnibus Stock Incentive Plan.  In addition, Mr. Sheriff is eligible to participate in the other benefit plans and programs we offer from time to time to similarly-situated employees.

Leases with Holiday Retirement

During 2008, we began leasing space in a number of communities owned by Holiday Retirement so that we could establish outpatient rehabilitation clinics and/or home health agencies therein.  Holiday Retirement is owned by funds affiliated with Fortress.  We have agreed with Holiday that the terms and provisions of any leases entered into between us must clearly be at fair market value and that certain agreed upon mechanisms will be used to price the fair market rent for leases in particular Holiday communities.  We will only be leasing the amount of space that we reasonably believe is necessary.  For each lease, the rent will be determined at the inception of the applicable lease, and will be subject to a reasonable, annual escalation factor.  All of the leases will be on the same form agreed upon by the parties, and will be based upon the standard form previously approved by Holiday’s lenders.  Under the terms of the leases that either are currently in effect or were in effect during 2011, we are required to pay Holiday periodic rental payments aggregating approximately $130,000 (calculated as the aggregate amount of periodic rental payments since the beginning of 2011 through the remaining terms of each lease).  We currently lease space in four of Holiday’s communities.

Horizon Bay Acquisition

In September 2011, we completed the acquisition of 100% of the equity interests in Horizon Bay Realty, L.L.C., or Horizon Bay.  As a result of the transaction, we added to our portfolio 91 communities with over 16,200 units in 19 states.  The consideration that we paid for the acquisition of Horizon Bay consisted of approximately $6,500,000 in cash, 96,862 shares of our common stock and a contingent consideration arrangement which could require the Company to pay up to a maximum of approximately $3,400,000 to Horizon Bay’s former members.  Based on the closing market price of the Company’s common shares on the acquisition date, the value of the 96,862 common shares we issued to the former members of Horizon Bay was approximately $1,537,000.  Based on our estimate using a probability-weighted discounted cash flow model, the fair value of the contingent consideration arrangement at the acquisition date was approximately $2,700,000. As of the date of this proxy statement, the Company has not paid any contingent consideration nor has it been earned by the sellers of Horizon Bay under the terms of the transaction agreements.  Upon completion of the acquisition, Thilo D. Best joined the Company as Executive Vice President and Chief Investment Officer and served as a member of our senior management Executive Committee.  Prior to the acquisition, Mr. Best had served as Horizon Bay’s Chairman and Chief Executive Officer and, based on the best information available to us, Mr. Best and his affiliates owned (directly or indirectly) approximately 64% of Horizon Bay.  As noted elsewhere in this proxy statement, Mr. Best resigned as our Executive Vice President and Chief Investment Officer effective December 31, 2011.

Horizon Bay Management Agreements

Mr. Best also owns (directly or indirectly) an interest in six communities which we manage as a result of our acquisition of Horizon Bay.  Each of these communities is managed by us through Horizon Bay pursuant to a management agreement that provides for the payment of management fees to Horizon Bay based on a percentage of the gross revenues generated at the community.  Horizon Bay has management agreements with similar terms with unaffiliated parties.  These communities include an assisted living community in each of New Hampshire, Alabama, Illinois and Florida, of which (based on the best information available to us) Mr. Best owns (directly or indirectly) approximately 1.2%, 9.4%, 4.8% and 7.9%, respectively, and at which we recognized management fees of approximately $82,500, $100,000, $60,000 and $65,500, respectively, from the acquisition date through December 31, 2011. They also include an independent living community in Texas and a memory care community in Florida, of which (based on the best information available to us) Mr. Best owns (directly or indirectly) approximately 9.5% and 10.0%, respectively.  We recognized management fees of approximately $81,500 in connection with the management of the Texas independent living community from the acquisition date through December 31, 2011.  No management fees were recognized in connection with the management of the Florida memory care community during that time period, as the community was still under development.

Rhode Island Acquisition

On November 1, 2011, we also completed the acquisition of an assisted living community in Rhode Island.  Based on the best information available to us, Mr. Best (directly or indirectly) owned an approximately 9.4% interest in the community at the time of the acquisition.  The purchase price for the community was approximately $30,168,000, with $1,000,000 held in escrow for 18 months from closing for indemnification claims (provided that this escrow amount will be reduced to $500,000 plus any outstanding indemnification claims on the date that is 12 months after closing) and with the seller receiving the remaining proceeds after the payment of applicable mortgage debt and transaction costs.  Prior to our acquisition of the community, we provided management services to the community under a management agreement that Horizon Bay had entered into with the community prior to our acquisition of Horizon Bay.  This agreement provided for the payment of management fees to Horizon Bay based on a percentage of the gross revenues generated at the community.  Between the date of our acquisition of Horizon Bay and our acquisition of the community, we recognized approximately $57,000 of management fees at the community.  The acquisition of the community was reviewed and approved by our Board (including each of the members of the Audit Committee) in connection with its review and approval of the Horizon Bay transaction.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee of our Board of Directors determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the

Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee).  All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction.  The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration.  In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction.  In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Because our Related Person Policy was initially adopted in early 2007, several of the transactions described above were not subject to the policy’s pre-approval requirements.  Since the policy has been in place, the Committee has pre-approved all new related party transactions and has ratified each of the transactions described above that remains ongoing.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed Brookdale’s audited consolidated financial statements as of and for the year ended December 31, 2011 and discussed these financial statements with Brookdale’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other matters the Committee deemed appropriate.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm’s independence.  The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors’ independence.

Based on the review and discussions with management and Ernst & Young LLP described above, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale’s Board of Directors that the audited financial statements be included in Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors,

AUDIT COMMITTEE

Jeffrey R. Leeds, Chairman
Jackie M. Clegg
Mark J. Schulte
James R. Seward

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants (“E&Y”), to be Brookdale’s independent registered public accounting firm for the year 2012 and has further directed that the appointment of E&Y be submitted for ratification by our stockholders at the 2012 Annual Meeting. If the stockholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of E&Y.

E&Y was also Brookdale’s independent registered public accounting firm for 2011. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.

A representative of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of E&Y as Brookdale’s independent registered public accounting firm for fiscal year 2012.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

In connection with the audit of the 2011 financial statements, Brookdale entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Brookdale. That agreement is subject to alternative dispute resolution procedures.

Set forth below are the aggregate fees billed by E&Y during 2011 and 2010 for all audit, audit related, tax and other services provided by E&Y to Brookdale.

	2011	2010
Audit Fees	$1,596,000	$1,436,300
Audit Related Fees	$1,995	$1,995
Tax Fees	$-	$-
All Other Fees	$-	$-

“Audit Fees” include fees for the audit of Brookdale’s annual financial statements and review of financial statements included in Brookdale’s quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting. This category also includes review of, and consents for, filings with the SEC related to acquisitions and registration statements (including secondary offerings and debt offerings) and the issuance of comfort letters associated with those offerings.

“Audit Related Fees” include fees for services related to audits not required by statute or regulations and the performance of due diligence procedures in connection with our acquisitions.

“Tax Fees” include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and assistance with tax audit defense matters.  There were no services in that category in 2011 or 2010.

“All Other Fees” include fees paid by Brookdale to E&Y that are not included in the three paragraphs above. There were no services in that category in 2011 or 2010.

Audit Committee Pre-Approval Policies and Procedures

Brookdale’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, Brookdale’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

PROPOSAL NUMBER THREE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described in greater detail elsewhere in this proxy statement, the compensation programs for our named executive officers are structured to provide compensation that is competitive externally, fair internally and based upon performance.  We seek to closely align the interests of our named executive officers with the interests of our stockholders.  To that end, we believe that an executive’s total annual cash compensation should vary with the Company’s and the individual’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation that is awarded should be closely aligned with our stockholders’ interests. Thus, long-term incentive compensation should be generally comprised of equity-based awards, the value of which cannot be realized immediately and depends upon the long-term performance of the Company.

At the Annual Meeting, our Board of Directors will request your advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors, and will not be construed as overruling a decision by Brookdale or our Board or creating or implying any additional fiduciary duty for Brookdale or our Board.  In addition, the vote on this proposal is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Although the vote is non-binding, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules.

Deadline for Submitting Stockholder Proposals

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at Brookdale’s principal executive offices no later than December 28, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order for a stockholder proposal to be included in our proxy statement and form of proxy for our next annual meeting, the stockholder must be a stockholder of record on the date the notice is given, and the notice must be received by Brookdale between February 12, 2013 and March 14, 2013 unless the 2013 annual meeting is called for a date that is not within twenty-five days before or after June 12, 2013, in which case the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the stockholder’s name and record address, (c) the class or series and number of shares of capital stock of Brookdale that the stockholder owns beneficially or of record, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of the business by the stockholder and any material interest of the stockholder in the business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The notice should be mailed to the Secretary of Brookdale at “Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027”. Brookdale reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary, and can also be accessed through our website at www.brookdaleliving.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to T. Andrew Smith, Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

BROOKDALE
SENIOR LIVING

BROOKDALE SENIOR LIVING INC.
ATTN: CORPORATE SECRETARY
111 WESTWOOD PLACE, SUITE 400
BRENTWOOD, TN 37027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Jeffrey R. Leeds 02 Mark J. Schulte 03 Dr. Samuel Waxman

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000141850_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2011 Annual Report is/are available at www.proxyvote.com .

BROOKDALE SENIOR LIVING INC.
Annual Meeting of Stockholders
June 12, 2012 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wesley R. Edens, W.E. Sheriff and T. Andrew Smith, or any of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 12, 2012 at 10:00 A.M., local time, at the Company's corporate offices located at 111 Westwood Place, Brentwood, Tennessee, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2, FOR PROPOSAL 3 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

0000141850_2 R1.0.0.11699

Continued and to be signed on reverse side